UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e) (2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

BRIGHTVIEW HOLDINGS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i) (1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

401 Plymouth Road

Suite 500

Plymouth Meeting, Pennsylvania 19462

January 28, 2019

Dear Stockholders:

You are cordially invited to attend the 2019 Annual Meeting of Stockholders of BrightView Holdings, Inc. (the “Annual Meeting”) to be held on Tuesday, March 26, 2019 at 11 a.m., Eastern Daylight Time at the DoubleTree Suites by Hilton Hotel Philadephia West, 640 Fountain Road, Plymouth Meeting, Pennsylvania 19462.

As permitted by the rules of the Securities and Exchange Commission, we are furnishing our proxy materials to stockholders primarily over the Internet. We believe this process expedites stockholders’ receipt of the materials, lowers the costs of the Annual Meeting and conserves natural resources. We sent a Notice of Internet Availability of Proxy Materials on or about January 28, 2019 to our stockholders of record at the close of business on January 25, 2019. The notice contains instructions on how to access our Proxy Statement and 2018 Annual Report and vote online. If you would like to receive a printed copy of our proxy materials instead of downloading a printable version from the Internet, please follow the instructions for requesting such materials included in the notice.

Your vote is important. Whether or not you plan to attend the Annual Meeting, we strongly urge you to cast your vote promptly. You may vote over the Internet, as well as by telephone or by mail. Please review the instructions on the proxy or voting instruction card regarding each of these voting options.

Thank you for your continued support of BrightView.

Sincerely,

Paul E. Raether

Chairman of the Board of Directors

Andrew V. Masterman

Chief Executive Officer, Director

NOTICE OF 2019 ANNUAL MEETING OF STOCKHOLDERS OF BRIGHTVIEW HOLDINGS, INC.

Date	Tuesday, March 26, 2019

Time	11 a.m. Eastern Daylight Time

Place	DoubleTree Suites by Hilton Hotel Philadelphia West 640 Fountain Road Plymouth Meeting, Pennsylvania

Record date	Only stockholders of record at the close of business on January 25, 2019, are entitled to notice of, and to vote at, the Annual Meeting. Each stockholder of record is entitled to one vote for each share of common stock held at that time.

Items of business	(1) To elect six director nominees.
(2) To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal 2019.
(3) To approve, in a non-binding advisory vote, the compensation paid to the named executive officers.
(4) To determine, in a non-binding advisory vote, the frequency of future non-binding advisory votes to approve the compensation paid to the named executive officers.
(5) To consider such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

You have three options for submitting your vote before the Annual Meeting:

•	Internet, through computer or mobile device such as a tablet or smartphone;

•	Telephone; or

•	Mail.

Please vote as soon as possible to record your vote promptly, even if you plan to attend the Annual Meeting in person.

By Order of the Board of Directors,

Jonathan M. Gottsegen

Corporate Secretary

January 28, 2019

Plymouth Meeting, Pennsylvania

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be Held on Tuesday, March 26, 2019: The Proxy Statement and 2018 Annual Report to Stockholders, which includes the Annual Report on Form 10-K for the year ended September 30, 2018, are available at www.voteproxy.com.

401 Plymouth Road

Suite 500

Plymouth Meeting, Pennsylvania 19462

PROXY STATEMENT

FOR ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MARCH 26, 2019

GENERAL INFORMATION

Why am I being provided with these materials?

We first sent a Notice of Internet Availability of Proxy Materials and made these proxy materials available to you via the Internet on or about January 28, 2019 or, upon your request, have delivered printed versions of these proxy materials to you by mail in connection with the solicitation by the Board of Directors (the “Board” or “Board of Directors”) of BrightView Holdings, Inc. (the “Company”) of proxies to be voted at our Annual Meeting of Stockholders to be held on March 26, 2019 (the “Annual Meeting”), and at any postponements or adjournments of the Annual Meeting. Directors, officers and other Company employees also may solicit proxies by telephone or otherwise. Brokers and other nominees will be requested to solicit proxies or authorizations from beneficial owners and will be reimbursed for their reasonable expenses. You are invited to attend the Annual Meeting and vote your shares in person.

What am I voting on?

There are four proposals scheduled to be voted on at the Annual Meeting:

•	Proposal No. 1: Election of the six director nominees listed in this Proxy Statement (the “Nominee Proposal”).

•	Proposal No. 2: Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal 2019 (the “Ratification Proposal”).

•	Proposal No. 3: Approval, in a non-binding advisory vote, of the compensation paid to the named executive officers (the “Say-on-Pay Proposal”).

•	Proposal No. 4: Determination, in a non-binding advisory vote, of the frequency of future non-binding votes on the compensation paid to the named executive officers (the “Say-on-Frequency Proposal”).

Who is entitled to vote?

Stockholders as of the close of business on January 25, 2019 (the “Record Date”) may vote at the Annual Meeting. As of that date, there were 104,961,720 shares of common stock outstanding. You have one vote for each share of common stock held by you as of the Record Date, including shares:

•	Held directly in your name as “stockholder of record” (also referred to as “registered stockholder”);

•

Held for you in an account with a broker, bank or other nominee (shares held in “street name”)—Street name holders generally cannot vote their shares directly and instead must instruct the brokerage firm, bank or nominee how to vote their shares; and

•	Held for you by us as restricted shares (whether vested or non-vested) under any of our stock incentive plans.

What constitutes a quorum?

The holders of record of a majority of the voting power of the issued and outstanding shares of capital stock entitled to vote must be present in person or represented by proxy to constitute a quorum for the Annual Meeting. Abstentions are counted as present and entitled to vote for purposes of determining a quorum. Shares represented by “broker non-votes” as described below also are counted as present and entitled to vote for purposes of determining a quorum.

What is a “broker non-vote”?

A broker non-vote occurs when shares held by a broker are not voted with respect to a proposal because (1) the broker has not received voting instructions from the stockholder who beneficially owns the shares and (2) the broker lacks the authority to vote the shares at his/her discretion. Under current New York Stock Exchange (“NYSE”) interpretations that govern broker non-votes, each of the Nominee Proposal, Say-on-Pay Proposal and Say-on-Frequency Proposal are considered non-discretionary matters and a broker will lack the authority to vote shares at his/her discretion on such proposals. The Ratification Proposal is considered a discretionary matter and a broker will be permitted to exercise his/her discretion.

How many votes are required to approve each proposal?

With respect to the Nominee Proposal, each director is elected at the Annual Meeting by a plurality vote, which means that the director nominees with the greatest number of votes cast, even if less than a majority, will be elected. There is no cumulative voting.

With respect to the Ratification Proposal, the Say-on-Pay Proposal and the Say-on-Frequency Proposal, approval of each proposal requires a vote of the holders of a majority of the voting power of the shares of stock present in person or represented by proxy and entitled to vote on the proposal.

While the Say-on-Pay Proposal is advisory in nature and non-binding, the Board will review the voting results and expects to take it into consideration when making future decisions regarding executive compensation.

How are votes counted?

With respect to the Nominee Proposal, you may vote “FOR,” or “WITHHOLD” with respect to each nominee. Votes that are “withheld” will not count as a vote “for” or “against” a director because directors are elected by plurality voting. Broker non-votes will have no effect on the outcome of the Nominee Proposal.

With respect to the Ratification Proposal, you may vote “FOR,” “AGAINST” or “ABSTAIN.” Abstentions will be counted as a vote “AGAINST” the Ratification Proposal.

With respect to the Say-on-Pay Proposal, you may vote “FOR,” “AGAINST” or “ABSTAIN.” Abstentions will be counted as a vote “AGAINST” the Say-on-Pay Proposal. Broker non-votes will have no effect on the outcome of the Say-on-Pay Proposal.

With respect to the Say-on-Frequency Proposal, you may vote every “ONE YEAR,” “TWO YEARS,” “THREE YEARS” or “ABSTAIN.” Abstentions will be counted as a vote “AGAINST” the Say-on-Frequency Proposal. Broker non-votes will have no effect on the outcome of the Say-on-Frequency Proposal.

If you just sign and submit your proxy card without voting instructions, your shares will be voted “FOR” each director nominee listed herein, “FOR” the Ratification and Say-on-Pay Proposals and for every “THREE YEARS” with respect to the Say-on-Frequency Proposal as recommended by the Board and in accordance with the discretion of the holders of the proxy with respect to any other matters that may be voted upon.

Who will count the vote?

Representatives of American Stock Transfer & Trust Company, LLC (“AST”) will tabulate the votes and act as inspector of elections.

How does the Board recommend that I vote?

Our Board recommends that you vote your shares:

•	“FOR” each of the nominees to the Board set forth in this Proxy Statement.

•	“FOR” the Ratification Proposal.

•	“FOR” the Say-on-Pay Proposal.

•	For every “THREE YEARS” with respect to the Say-on-Frequency Proposal.

How can I attend the Annual Meeting in person?

You are entitled to attend the Annual Meeting only if you are a stockholder as of the close of business on the Record Date, or hold a valid proxy for the meeting. In order to be admitted to the Annual Meeting, you must present proof of ownership of BrightView stock on the Record Date. This can be any of the following:

•	A brokerage statement or letter from a bank or broker indicating ownership on January 25, 2019;

•	The Notice of Internet Availability of Proxy Materials;

•	A printout of the proxy distribution email (if you received your materials electronically);

•	A proxy card;

•	A voting instruction form; or

•	A legal proxy provided by your broker, bank, or nominee.

Stockholders and proxy holders must also present a form of photo identification such as a driver’s license. We will be unable to admit anyone who does not present identification or refuses to comply with our security procedures.

No cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted in the Annual Meeting.

Directions to the meeting are available by calling the DoubleTree Suites at 1-610-834-8300 or visiting its website at doubletree3.hilton.com.

How can I vote my shares without attending the Annual Meeting?

If you are a stockholder of record, you may vote by granting a proxy. Specifically, you may vote:

•	By Internet—You may submit your proxy by going to www.voteproxy.com and by following the instructions on how to complete an electronic proxy card.

•	By Telephone—You may submit your proxy by dialing 1-800-776-9437 and by following the recorded instructions.

•

By Mail—You may vote by mail by requesting a proxy card from us, indicating your vote by completing, signing and dating the card where indicated and by mailing or otherwise returning the card in the envelope that will be provided to you. You should sign your name exactly as it appears on the proxy card. If you are signing in a representative capacity (for example, as guardian, executor, trustee, custodian, attorney or officer of a corporation), indicate your name and title or capacity.

If you hold your shares in street name, you may also submit voting instructions to your broker, bank or other nominee. In most instances, you will be able to do this over the Internet, by telephone or by mail. Please refer to information from your bank, broker, or other nominee on how to submit voting instructions.

Internet and telephone voting facilities will close at 11:59 p.m., Eastern Daylight Time on March 25, 2019 for the voting of shares held by stockholders of record or held in street name.

Mailed proxy cards or voting instruction forms must be mailed sufficiently in advance to be received and processed by our tabulator before the polls close at the meeting. Brokers, banks or nominees may have earlier cutoff deadlines.

What does it mean if I receive more than one Notice on or about the same time?

It generally means you hold shares registered in more than one account. To ensure that all your shares are voted, please sign and return each proxy card or, if you vote by Internet or telephone, vote once for each Notice you receive.

May I change my vote or revoke my proxy?

You may change your vote and revoke your proxy at any time prior to the vote at the Annual Meeting. If you are the stockholder of record, you may change your vote by granting a new proxy bearing a later date (which automatically revokes the earlier proxy) using any of the methods described above (and until the applicable deadline for each method), by providing a written notice of revocation to the Company’s Corporate Secretary at BrightView Holdings, Inc., 401 Plymouth Road, Suite 500, Plymouth Meeting, Pennsylvania 19462 prior to your shares being voted, or by attending the Annual Meeting in person and voting. Attendance at the meeting will not cause your previously granted proxy to be revoked unless you specifically so request. For shares you hold beneficially in street name, you may change your vote by submitting new voting instructions to your broker, trustee or nominee following the instructions it has provided, or, if you have obtained a legal proxy from your broker or nominee giving you the right to vote your shares, by attending the Annual Meeting and voting.

Could other matters be decided at the Annual Meeting?

We do not know of any matters to be raised at the Annual Meeting other than those referred to in this Proxy Statement.

If other matters are properly presented at the Annual Meeting for consideration and you are a stockholder of record and have submitted a proxy card, the persons named in your proxy card will have the discretion to vote on those matters for you.

Who will pay for the cost of this proxy solicitation?

We will pay the cost of soliciting proxies. Proxies may be solicited on our behalf by directors, officers or employees (for no additional compensation) in person or by telephone, electronic transmission and facsimile transmission. Brokers and other nominees will be requested to solicit proxies or authorizations from beneficial owners and will be reimbursed for their reasonable expenses.

We also have retained D.F. King & Co., Inc. to assist in soliciting proxies. We expect to pay D.F. King & Co., Inc. approximately $10,000 plus expenses in connection with its solicitation of proxies.

PROPOSAL NO. 1—ELECTION OF DIRECTORS

The Board of Directors has considered and nominated the following nominees for a one-year term expiring at the 2020 Annual Meeting of Stockholders or until his successor is duly elected and qualified: James R. Abrahamson; Shamit Grover; Andrew V. Masterman; Paul E. Raether; Richard W. Roedel; and Joshua T. Weisenbeck. Action will be taken at the Annual Meeting for the election of these nominees.

Unless otherwise instructed, the persons named in the form of proxy card (the “proxyholders”) attached to this proxy statement intend to vote the proxies held by them “FOR” the election of the director nominees. If any of these nominees ceases to be a candidate for election by the time of the Annual Meeting (a contingency which the Board does not expect to occur), such proxies may be voted by the proxyholders in accordance with the recommendation of the Board.

Nominees for Election to the Board of Directors in 2019

The following information describes the offices held, other business directorships and the class and term of each director nominee. Beneficial ownership of equity securities of the director nominees is shown under “Ownership of Securities” below.

Name	Age	Principal Occupation and Other Information
James R. Abrahamson	63	James R. Abrahamson has been a member of the Board since August 2015. Mr. Abrahamson is Chairman of Interstate Hotels & Resorts, a leading U.S.-based global hotel management company comprising over 500 hotels. He previously served as Interstate’s Chief Executive Officer from December 2011 to March 2017; he was named to the additional position of Chairman in October 2016. Mr. Abrahamson has served as Chairman of the Board for Vici Properties Inc. (NYSE: VICI), a REIT comprised of over $10 billion in assets, since its launch in 2017. Mr. Abrahamson served as an independent director at La Quinta Holdings Inc. (NYSE: LQ) from November 2015 to May 2018 and has served as an independent director of CorePoint Lodging Inc. (NYSE: CPLG), a REIT comprised of over 300 hotels since it was spun out of La Quinta in May 2018. Prior to joining Interstate in 2011, Mr. Abrahamson also held senior leadership positions with InterContinental Hotels Group, Hyatt Corporation, Marcus Corporation and Hilton Worldwide. At Intercontinental, where he served from 2009 to 2011, he served as President of the Americas division and, from 2010 to 2011, as executive director. At Hyatt, which he joined in 2004, he was Head of Development for the Americas division. At Marcus, where he served from 2000 to 2004, Mr. Abrahamson was President of the Baymont Inn and Suites and Woodfield Suites hotels division consisting of approximately 200 properties, both owned and franchised. At Hilton, where he served from 1988 to 2000, Mr. Abrahamson oversaw the Americas region franchise division for all Hilton brands and launched the Hilton Garden Inn brand. Mr. Abrahamson has served as president of the Marriott International National Association owners’ organization in 2017 and 2018 and has served as national board chair of the American Hotel and Lodging Association in 2015 and 2016 and as national board chair of the U.S. Travel Association in 2013 and 2014. He holds a degree in Business Administration from the University of Minnesota.

Shamit Grover	36	Shamit Grover has been a member of the Board since October 2018. Mr. Grover joined MSD in 2009 and currently serves on the Board of Directors of WIRB-Copernicus Group, Kobalt Music and Waypoint Leasing, and represents MSD on the Boards of Owl Rock, UFC and TNS. Prior to joining MSD, Mr. Grover was at Merrill Lynch where he worked in the Global Private Equity and Mergers & Acquisitions groups.

Name	Age	Principal Occupation and Other Information

		Mr. Grover graduated from Harvey Mudd College with a Bachelor of Science degree in Engineering and double majored in Economics at Claremont McKenna College.

Andrew V. Masterman	50	Andrew V. Masterman has served as Chief Executive Officer of the Company since December 2016 and has been a member of the board of BrightView since December 2016. Prior to joining BrightView, Mr. Masterman served as Executive Vice President at Precision Castparts Corporation, a Berkshire Hathaway company that specializes in manufacturing structural investment castings, forged components, and airfoil castings for aircraft engines and industrial gas turbines, from April 2012 to November 2016. At Precision Castparts Corporation, Mr. Masterman also served as President of the Wyman Gordon and Structural Casting divisions. Prior to Precision Castparts Corporation, he was President and Chief Executive Officer of North America for ESAB Group, Inc., a leader in welding and cutting equipment and consumables, from August 2009 to April 2012. Mr. Masterman earned a Bachelor of Arts degree with distinction in Political Science from Colorado College and advanced degrees in Engineering, Japanese and Business Administration from the University of Michigan.

Paul E. Raether	72	Paul E. Raether has been a member of the Board since May 2015. Mr. Raether is a Senior Advisory Partner at KKR & Co. Inc. (“KKR”). He joined KKR in 1980, became a General Partner in 1986, and currently serves on two of three of KKR’s regional Portfolio Management Committees. Mr. Raether also serves on the board of directors of the Apple Leisure Group. Mr. Raether served as a director of WMIH Corp. from May 2015 until May 2017. He has played a significant role in numerous portfolio companies including Beatrice Companies, Cole National Corporation, Duracell, Fleet/Bank of New England, IDEX Corporation, KSL Recreation, Masonite International, PT Components, Randall’s Food Markets, RJR Nabisco, Seaman Furniture, Shoppers Drug Mart, Stop & Shop Companies, Storer Communications, Inc., Walter Industries and Wometco Enterprises. Prior to joining KKR, Mr. Raether served as an officer in the United States Navy and started his professional career in the Corporate Finance Department of Reynolds Securities. Previously, he was a Vice President in the Corporate Finance Department of Blyth Eastman Dillon & Company. He obtained a Bachelor of Arts from Trinity College and an M.B.A. from the Tuck School of Business at Dartmouth College. Mr. Raether serves as a director or trustee for several educational and non-profit institutions. He recently retired from the Board of Trinity College in Hartford, CT, after 25 years of service including the last 12 years as Chairman. He also serves as a Trustee of the Board of Overseers of the Tuck School of Business at Dartmouth College and the U.S. Ski and Snowboard Foundation. Mr. Raether is the President of the Institute for Sports Medicine Research in New York.

Richard W. Roedel	69	Richard W. Roedel has been a member of the Board since January 2015. Mr. Roedel also serves as a director of publicly held companies IHS Markit Inc., Six Flags Entertainment Corporation, LSB Industries, Inc. and Luna Innovations Incorporated. Mr. Roedel serves as Chairman of the audit committee of LSB and a member of the audit committee of Six Flags and IHS Markit. Mr. Roedel serves on the compensation committee of LSB and Luna, is Chairman of the risk committee of IHS Markit and Non-Executive Chairman of LSB and Luna. Mr. Roedel served as a director of Broadview

Name	Age	Principal Occupation and Other Information
		Network Holdings, Inc., a private company with publicly traded debt until 2012. Mr. Roedel was a director of Lorillard, Inc. from 2008 to 2015, when it was acquired by Reynolds American Inc. Mr. Roedel was a director of Sealy Corporation from 2006 to 2013, when Sealy was acquired by Tempur-Pedic International Inc. Mr. Roedel was a director of BrightPoint, Inc. from 2002 until 2012, when BrightPoint was acquired by Ingram Micro. Mr. Roedel was a director of Dade Behring, Inc. from 2002 until 2007, when it was acquired by Siemens AG. Mr. Roedel served in various capacities at Take-Two Interactive Software, Inc. from 2002 until 2005, including chairman and chief executive officer. Mr. Roedel is a member of the National Association of Corporate Directors (NACD) Risk Oversight Advisory Council. Mr. Roedel served a three year term, ending in 2017, on the Standing Advisory Group of the Public Company Accounting Oversight Board (PCAOB). From 1971 through 2000, he was employed by BDO Seidman LLP, becoming an audit partner in 1980, later being promoted in 1990 to managing partner in Chicago and then managing partner in New York in 1994, and finally, in 1999, to chairman and chief executive officer. Mr. Roedel holds a Bachelor of Science degree in accounting from The Ohio State University and is a Certified Public Accountant.

Joshua T. Weisenbeck	36	Joshua T. Weisenbeck has been a member of the Board since May 2015. Mr. Weisenbeck is a Member at KKR. He joined KKR in 2008 and is a member of the Industrials Private Equity team. He has been actively involved with KKR’s investments in Gardner Denver, Capsugel, Capital Safety, Hyperion Materials & Technologies, Minnesota Rubber & Plastics, and GeoStabilization International. In addition, he serves on the board of directors of Gardner Denver, Hyperion Materials & Technologies, Minnesota Rubber & Plastics, and GeoStabilization International, and was formerly a director of Capsugel and Capital Safety. Prior to joining KKR, Mr. Weisenbeck was with Onex Corporation from 2006 to 2008, focusing on Industrials private equity transactions, including Onex’s investment in Allison Transmission. Prior to Onex, he worked for Lazard Freres & Co. in its Power & Energy group from 2004 to 2006, where he was involved in a number of merger and acquisition transactions. He holds a Bachelor of Arts with honors, magna cum laude, from Williams College.

YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE

ELECTION OF EACH OF THE DIRECTOR NOMINEES NAMED ABOVE.

THE BOARD OF DIRECTORS AND CERTAIN GOVERNANCE MATTERS

Our Board manages or directs the business and affairs of the Company, as provided by Delaware law, and conducts its business through meetings of the Board and two standing committees: the Audit Committee and the Compensation Committee. Because affiliates of KKR and MSD Partners (together, the “Sponsors”) hold more than 50% of our common stock we are considered a “controlled company” as defined in the listing standards of the NYSE. As such, we have elected to be exempt from the requirements to have a nominating/corporate governance committee, a compensation committee composed entirely of independent directors and a majority of independent directors on our Board.

Our Board evaluates the Company’s corporate governance policies on an ongoing basis with a view towards maintaining the best corporate governance practices in the context of the Company’s current business environment and aligning our governance practices closely with the interests of our stockholders.

Communications with the Board

As described in our Corporate Governance Guidelines, stockholders and other interested parties who wish to communicate with a member or members of the Board, including the chairperson of the Board or Audit or Compensation Committee or the non-management or independent directors as a group, may do so by addressing such communications or concerns to the Corporate Secretary of the Company, 401 Plymouth Road, Suite 500, Plymouth Meeting, Pennsylvania 19462. The Chief Legal Officer and Corporate Secretary will initially review and compile all communications and summarize lengthy or repetitive communications prior to forwarding such communications to the appropriate party. The Chief Legal Officer and Corporate Secretary will not forward communications that are not relevant to the duties and responsibilities of the Board, including spam, junk mail and mass mailings, product or service inquiries, new product or service suggestions, resumes or other forms of job inquiries, opinion surveys and polls, business solicitations or advertisements, or other frivolous communications.

Director Independence and Independence Determinations

Under our Corporate Governance Guidelines and NYSE rules, a director is not independent unless the Board affirmatively determines that he or she does not have a direct or indirect material relationship with the Company or any of its subsidiaries.

Our Corporate Governance Guidelines define independence in accordance with the independence definition in the current NYSE corporate governance rules for listed companies. Our Corporate Governance Guidelines require our Board of Directors to review the independence of all directors at least annually.

In the event a director has a relationship with the Company that is relevant to his or her independence and is not addressed by the objective tests set forth in the NYSE independence definition, our Board of Directors will determine, considering all relevant facts and circumstances, whether such relationship is material.

Our Board of Directors has determined that each of Messrs. Abrahamson and Roedel is independent under the guidelines for director independence set forth in the Corporate Governance Guidelines and under all applicable NYSE guidelines, including with respect to committee membership. Our Board also has determined that each of Messrs. Abrahamson and Roedel is “independent” for purposes of Rule 10A-3(b)(1) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Board Structure

Our Board of Directors is led by Mr. Raether, our Chairman. The Chief Executive Officer position is currently separate from the Chairman position. We believe that the separation of the Chairman and Chief Executive Officer positions is appropriate corporate governance for us at this time. Accordingly, Mr. Raether serves as Chairman, while Mr. Masterman serves as our Chief Executive Officer.

Board Committees and Meetings

The following table summarizes the current membership of each of the Board’s Committees.

	Audit Committee	Compensation Committee
James R. Abrahamson	X
Shamit Grover
Andrew V. Masterman
Paul E. Raether		X, Chair
Richard W. Roedel	X, Chair
Joshua T. Weisenbeck	X	X

All directors are expected to make every effort to attend all meetings of the Board, meetings of the committees of which they are members and the annual meeting of stockholders. During fiscal 2018, the Board held four meetings, the Audit Committee held seven meetings, and the Compensation Committee held two meetings. No member of the Board attended fewer than 75% of the aggregate of the total number of meetings of the Board (held during the period for which he was a director) and the total number of meetings held by all committees of the Board on which such director served (held during the period that such director served). Meetings held prior to our initial public offering (the “IPO”) were held by the Board of Directors, Audit Committee or Compensation Committee, as applicable, of BrightView GP I, LLC, the general partner of BrightView Parent L.P., our parent. Meetings held after the IPO were held by our Board of Directors, Audit Committee or Compensation Committee, as applicable.

Audit Committee

The current members of the Audit Committee are Messrs. Abrahamson, Roedel and Weisenbeck, with Mr. Roedel serving as Chair. Messrs. Abrahamson and Roedel have been determined to be “independent,” consistent with our Corporate Governance Guidelines and the NYSE listing standards applicable to boards of directors in general and audit committees in particular. Our Board of Directors will appoint one or more additional independent directors to the Audit Committee within one year of the effective date of our registration statement on Form S-1 filed with the Securities and Exchange Commission (the “SEC”) on June 28, 2018 (the “IPO Registration Statement”). The non-independent members of the Audit Committee will resign from the Audit Committee as the additional independent directors are added, so that, within one year of the effective date of our IPO Registration Statement, all of our Audit Committee members will be independent as such term is defined in Rule 10A-3(b)(1) under the Exchange Act and under the corporate governance standards of the NYSE. Our Board has determined that each of the members of the Audit Committee is “financially literate” within the meaning of the listing standards of the NYSE. In addition, our Board has determined that each of Messrs. Abrahamson and Roedel qualify as audit committee financial experts as defined by applicable SEC regulations.

The duties and responsibilities of the Audit Committee are set forth in its charter, which may be found at www.investor.brightview.com under Corporate Governance: Governance Documents: Audit Committee Charter, and include the following:

•	overseeing the adequacy and integrity of our financial statements and our financial reporting disclosure practices;

•	overseeing the soundness of our system of internal controls to assure compliance with financial and accounting requirements and our system of disclosure controls and procedures;

•	retaining and reviewing the qualifications, performance and independence of our independent auditor;

•	overseeing our guidelines and policies relating to risk assessment and risk management, and management’s plan for risk monitoring and control;

•	overseeing our internal audit function;

•

reviewing and approving or ratifying all transactions between us and any “Related Persons” (as defined in the federal securities laws and regulations) that are required to be disclosed to Item 404(a) of Regulation S-K promulgated under the Securities Exchange Act of 1934; and

•	establishing procedures for the confidential, anonymous submission by employees of the Company of concerns regarding violations of our Code of Conduct.

With respect to our reporting and disclosure matters, the responsibilities and duties of the Audit Committee include reviewing and discussing with management and the independent registered public accounting firm our annual audited financial statements and quarterly financial statements prior to inclusion in our Annual Report on Form 10-K or other public dissemination in accordance with applicable rules and regulations of the SEC.

On behalf of the Board, the Audit Committee plays a key role in the oversight of the Company’s risk management policies and procedures. See “Oversight of Risk Management” below.

Compensation Committee

Our Compensation Committee consists of Messrs. Raether and Weisenbeck, with Mr. Raether serving as chair.

The duties and responsibilities of the Compensation Committee are set forth in its charter, which may be found at www.investor.brightview.com under Corporate Governance: Governance Documents: Compensation Committee Charter, and include the following:

•	establishing and reviewing the overall compensation philosophy of the Company;

•	reviewing and approving corporate goals and objectives relevant to the Chief Executive Officer, including annual performance objectives, if any;

•

evaluating the performance of the Chief Executive Officer in light of these corporate goals and objectives and, either as a committee or with the other members of the Board, determining and approving the annual salary, bonus, equity-based incentives and other benefits, direct and indirect, of the Chief Executive Officer and other executive officers;

•	reviewing and approving, or making recommendations to the Board with respect to incentive-compensation plans and equity-based plans that are subject to the approval of the Board;

•	reviewing and approving equity compensation plans of the Company that are not otherwise subject to the approval of the Company’s stockholders;

•	reviewing and making recommendations to the Board, or approving, equity-based awards to certain officers and directors, including pursuant to the Company’s equity-based plans; and

•	monitoring compliance by participants with the rules and guidelines of the Company’s equity-based plans.

With respect to our reporting and disclosure matters, the responsibilities and duties of the Compensation Committee include overseeing the preparation of the Compensation Discussion and Analysis for inclusion in our annual proxy statement. The charter of the Compensation Committee permits the committee to delegate any or all of its authority to one or more subcommittees and to delegate to one or more officers of the Company the authority to make awards to any non-Section 16 officer of the Company under the Company’s incentive-compensation or other equity-based plan, subject to compliance with the plan and the laws of the state of the Company’s jurisdiction.

For a description of our processes and procedures for the determination of executive and director compensation, see the “Compensation Discussion and Analysis” and “Director Compensation in Fiscal 2018—Description of Director Compensation” sections of this proxy statement.

Oversight of Risk Management

Our Chief Executive Officer, other executive officers and other members of our management team regularly report to the Audit Committee to discuss any financial, legal, cybersecurity or regulatory risks, to ensure effective and efficient oversight of our activities and to assist in proper risk management and the ongoing evaluation of management controls. Internal audit reports functionally and administratively to our Chief Financial Officer and directly to the Audit Committee. We believe that the leadership structure of our Board provides appropriate risk oversight of our activities given the controlling interests held by the Sponsors.

Executive Sessions

Executive sessions, which are meetings of the non-management members of the Board, are regularly scheduled throughout the year. In addition, at least once a year, the independent directors meet in a private session that excludes management and non-independent directors. At each of these meetings, the non-management and independent directors in attendance, as applicable, will determine which member will preside at such session.

Committee Charters and Corporate Governance Guidelines

Our commitment to good corporate governance is reflected in our Corporate Governance Guidelines, which describe the Board’s views on a wide range of governance topics. These guidelines are reviewed from time to time by the Board and, to the extent deemed appropriate in light of emerging practices, revised accordingly, upon approval by the Board.

Our guidelines and our Audit and Compensation Committee charters and other corporate governance information are available on the Corporate Governance page of the Investors section on our website at www.investor.brightview.com. Any stockholder also may request them in print, without charge, by contacting the Corporate Secretary at BrightView Holdings, Inc., 401 Plymouth Road, Suite 500, Plymouth Meeting, Pennsylvania 19462.

Code of Conduct

The Company has adopted a Code of Conduct that applies to all of the Company’s employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, and other persons performing similar functions. The Code of Conduct sets forth our policies and expectations on a number of topics, including conflicts of interest, corporate opportunities, confidentiality, compliance with laws (including insider trading laws), use of our assets and business conduct and fair dealing. This Code also satisfies the requirements for a code of ethics, as defined by Item 406 of Regulation S-K promulgated by the SEC. The Company will disclose within four business days any substantive changes in or waivers of the Code granted to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, or any other executive officer or director, by posting such information on our website as set forth above rather than by filing a Form 8-K.

The Code may be found on our website at www.investor.brightview.com under Corporate Governance: Governance Documents: Code of Conduct. Any stockholder also may request the Code in print, without charge, by contacting the Corporate Secretary at BrightView Holdings, Inc., 401 Plymouth Road, Suite 500, Plymouth Meeting, Pennsylvania 19462.

Director Nomination Process

Because the Board believes that all of the directors of the Company should be involved in the process of nominating persons for election as directors and the Company is not required to have a nominating committee under the listing standards of the NYSE as described above, the Board as a whole performs the functions of a nominating committee and is responsible for reviewing the requisite skills and characteristics of nominees for the Board.

The Board weighs the characteristics, experience, independence and skills of potential candidates for election to the Board. In considering candidates for the Board, the Board also assesses the size, composition and combined expertise of the Board. As the application of these factors involves the exercise of judgment, the Board does not have a standard set of fixed qualifications that is applicable to all director candidates, although the Board does at a minimum assess each candidate’s strength of character, mature judgment, industry knowledge or experience and his or her independence of thought and ability to work collegially with the other members of the Board. In addition, although the Board considers diversity of viewpoints, background and experiences, the Board does not have a formal diversity policy. In identifying prospective director candidates, the Board may seek referrals from its members, management, stockholders and other sources. The Board also may, but need not, retain a search firm in order to assist it in identifying candidates to serve as directors of the Company. The Board utilizes the same criteria for evaluating candidates regardless of the source of the referral. When considering director candidates, the Board seeks individuals with backgrounds and qualities that, when combined with those of our incumbent directors, provide a blend of skills and experience to further enhance the Board’s effectiveness.

The stockholders’ agreement described below under “Transactions with Related Persons” provides that our Sponsors have the right to nominate to our Board a number of designees, subject to the maintenance of certain stock ownership requirements. Currently, two directors (Messrs. Raether and Weisenbeck) nominated by KKR and one director (Mr. Grover) nominated by MSD Partners serve on our Board.

In connection with its annual nomination of a slate of nominees, the Board may also assess the contributions of those directors recommended for re-election in the context of the Board evaluation process and other perceived needs of the Board.

When considering whether the directors and nominees have the experience, qualifications, attributes and skills, taken as a whole, to enable the Board to satisfy its oversight responsibilities effectively in light of the Company’s business and structure, the Board focused primarily on the information discussed in each of the board member’s biographical information set forth above. Each of the Company’s directors possesses high ethical standards, acts with integrity and exercises careful, mature judgment. Each is committed to employing his skills and abilities to aid the long-term interests of the stakeholders of the Company. In addition, our directors are knowledgeable and experienced in one or more business, governmental, or civic endeavors, which further qualifies them for service as members of the Board. A significant number of our directors possess experience in managing public and privately held enterprises and are familiar with corporate finance and strategic business planning activities that are unique to publicly traded companies like ours. We believe that our directors provide an appropriate mix of experience and skills relevant to the size and nature of our business.

In particular, the members of our Board of Directors considered the following important characteristics:

•	Andrew V. Masterman has an extensive background across varied industrial businesses, with significant experience managing large organizations;

•

Joshua T. Weisenbeck and Paul E. Raether have significant financial, investment and operational experience from their involvement with numerous portfolio companies of KKR & Co. and its affiliated funds and have played active roles in overseeing those businesses;

•	Shamit Grover has significant experience and expertise in private equity investments through his involvement in the investments of MSD Capital and MSD Partners;

•	James R. Abrahamson has significant executive management experience and has many years of experience as a director of publicly held companies; and

•

Richard W. Roedel has many years of experience as a director of publicly held companies, has significant public accounting experience and has significant knowledge of financial reporting, internal controls and procedures and risk management.

This annual director nomination process resulted in the Board’s nomination of the six incumbent directors named in this Proxy Statement and proposed for election by you at the upcoming Annual Meeting.

The Board may also consider director candidates recommended by stockholders. Any recommendation submitted to the Corporate Secretary of the Company should be in writing and should include any supporting material the stockholder considers appropriate in support of that recommendation, but must include information that would be required under the rules of the SEC to be included in a proxy statement soliciting proxies for the election of such candidate and a written consent of the candidate to serve as one of our directors if elected.

Stockholders wishing to propose a candidate for consideration may do so by submitting the above information to the attention of the Corporate Secretary of the Company, 401 Plymouth Road, Suite 500, Plymouth Meeting, Pennsylvania 19462. All recommendations for nomination received by the Corporate Secretary of the Company that satisfy our bylaw requirements relating to such director nominations will be presented to the Board for its consideration. Stockholders must also satisfy the notification, timeliness, consent and information requirements set forth in our bylaws. These requirements are also described under the caption “Stockholder Proposals for the 2020 Annual Meeting.”

Executive Officers of the Company

Set forth below is certain information regarding each of our current executive officers, other than Andrew V. Masterman, whose biographical information is presented under “Nominees for Election to the Board of Directors in 2019.”

Name	Age	Principal Occupation and Other Information
John A. Feenan	57	John A. Feenan has served as Executive Vice President, Chief Financial Officer since January 2016. Mr. Feenan is responsible for developing BrightView’s financial and operational strategy, business performance metrics, control systems and corporate financial reporting. Prior to joining BrightView, Mr. Feenan served as CFO of Trinseo, a leading global materials company, from February 2011 to December 2015. Mr. Feenan, who began his career at IBM Corporation, has also served as CFO for other publicly traded and private equity backed organizations including JMC Steel Company and HB Fuller. Mr. Feenan earned his Bachelor’s degree in business and economics from St. Anselm College and his M.B.A. from the University of North Carolina, Chapel Hill. He obtained a certification in management accounting in 1992 and is a certified green belt, lean six sigma.

Jeffery R. Herold	58	Jeffery R. Herold has served as President, Landscape Maintenance since September 2016. Mr. Herold is responsible for overseeing BrightView’s Maintenance Services segment including our landscape and maintenance teams and leads the Company’s Golf and Tree Care businesses and its Environmental Health and Safety group. He previously served as our Chief Operating Officer from January 2002 to September 2016. Mr. Herold has more than 35 years’ experience in the commercial landscape industry. Mr. Herold graduated from the State University of New York at Alfred with an Associate degree in Applied Science, Ornamental Horticulture—Landscape Development.

Thomas C. Donnelly	65	Thomas C. Donnelly has served as President, Landscape Development since June 2014. Mr. Donnelly is responsible for overseeing BrightView’s Development Services segment including our Landscape Architecture, Landscape Development, and Tree Growing and Tree Specimen Moving businesses and is responsible for nurturing a vast array of customer relationships. Prior to joining BrightView, Mr. Donnelly served as President of ValleyCrest Landscape Development at ValleyCrest Holding from July 2001 to June 2014 and over his 37 year career at the Company has held positions of increasing responsibility in branch operations and central support. Mr. Donnelly is active with the American Society of Landscape Architects (ASLA), the Construction Industry Roundtable (CIRT), the Urban Land Institute (ULI), the Landscape Architecture Foundation (LAF) where he serves as Board Member Emeritus, and is a Member of the Advisory Board at the national level of the ACE Mentor Program. Mr. Donnelly received a Bachelor of Science degree in Landscape Architecture from Rutgers University.

Name	Age	Principal Occupation and Other Information

Daniel J. Dohar	55	Daniel J. Dohar has served as Executive Vice President, Chief Human Resources Officer since July 2017. Mr. Dohar is responsible for leading all Human Resources functions, including compensation and benefits, organizational development, recruitment, onboarding, and performance management. Prior to joining BrightView, Mr. Dohar had an eleven-year career at Precision Castparts Corporation, where he most recently served as Senior Vice President – Human Resources for Precision Castparts Corporation’s Forged Products Segment, from February 2014 to July 2017. Prior to that position he held a similar position for Precision Castparts Corporation’s Airframe Products Segment from February 2012 to February 2014. At Precision Castparts Corporation he provided Human Resources support and organizational development for over 50 facilities and more than 7,000 team members. Mr. Dohar also has held Senior HR leadership positions with TriMas Corporation, Newell Companies, and Lithonia Lighting. Mr. Dohar earned a Bachelor of Science degree in both Mechanical Engineering and Operational Management from Kettering University, formerly known as General Motors Institute.

Jonathan M. Gottsegen	52	Jonathan M. Gottsegen has served as Executive Vice President, Chief Legal Officer and Corporate Secretary since January 2016. Mr. Gottsegen is responsible for overseeing BrightView’s legal and compliance programs, Board of Directors and related Board and committee governance, finance and mergers and acquisitions, treasury and corporate transactional matters, litigation and regulatory, commercial contracts and disputes, employment compliance and litigation, and intellectual property. Prior to joining BrightView, Mr. Gottsegen served as Senior Vice President, General Counsel and Corporate Secretary for United Rentals, the world’s largest equipment rental provider, from February 2009 to January 2016. His prior public company experience includes directing the Corporate and Securities Practice Group at The Home Depot and serving as securities counsel for Time Warner. Previously in his career, he served as an associate with Kaye Scholer Fierman Hays & Handler and as a senior staff attorney with the U.S. Securities and Exchange Commission, Division of Corporation Finance. Mr. Gottsegen earned his Juris Doctorate at Tulane University’s School of Law and his Bachelors of Arts at Emory University.

PROPOSAL NO. 2—RATIFICATION OF INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM

The Audit Committee has selected Deloitte & Touche LLP to serve as our independent registered public accounting firm for fiscal 2019.

Although ratification is not required by our by-laws or otherwise, the Board is submitting the selection of Deloitte & Touche LLP to our stockholders for ratification because we value our stockholders’ views on the Company’s independent registered public accounting firm. If our stockholders fail to ratify the selection, it will be considered as notice to the Board and the Audit Committee to consider the selection of a different firm. Even if the selection is ratified, the Audit Committee, in its discretion, may select a different independent registered public accounting firm if it determines that such a change would be in the best interests of the Company and our stockholders.

Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting. They also will have the opportunity to make a statement if they desire to do so, and they are expeted to be available to respond to appropriate questions.

The shares represented by your proxy will be voted for the ratification of the selection of Deloitte & Touche LLP unless you specify otherwise.

Audit and Non-Audit Fees

In connection with the audit of the fiscal 2018 financial statements, we entered into an agreement with Deloitte & Touche LLP which sets forth the terms by which Deloitte & Touche LLP would perform audit services for the Company.

We revised our fiscal year end from December 31 to September 30 of each year, beginning with September 30, 2017. The period from January 1, 2017 through September 30, 2017 was recorded as a transition period. The following table sets forth the aggregate fees for professional services provided by Deloitte & Touche LLP for the audit of our financial statements for the twelve months ended September 30, 2018 and the nine months ended September 30, 2017, and fees billed for other services rendered by Deloitte & Touche LLP for those periods, all of which were approved by the Audit Committee.

	Twelve Months Ended September 30, 2018	Nine Months Ended September 30, 2017
Fees:
Audit fees(1)	2,416,000	2,216,000
Audit Related fees(2)	915,000	—
Tax fees(3)	400,143	581,186
All other fees	—	—

Total	3,731,143	2,797,186

(1)

Audit fees consist of fees for professional services rendered for the audit of the Company’s financial statements and review of financial statements included in the Company’s quarterly reports, and services provided by the independent auditor in connection with statutory and regulatory engagements.

(2)	Audit Related fees relate to professional services rendered in connection with the Company’s initial public offering in 2018.
(3)	Tax fees relate to professional services for tax compliance, tax advice and tax planning.

The Audit Committee of the Board considered whether providing the non-audit services included in this table was compatible with maintaining Deloitte & Touche LLP’s independence and concluded that it was.

Consistent with SEC policies regarding auditor independence and our Audit Committee’s charter, the Audit Committee has responsibility for engaging, setting compensation for and reviewing the performance of the independent registered public accounting firm. In exercising this responsibility, the Audit Committee has established procedures relating to the approval of all audit and non-audit services that are to be performed by our independent registered public accounting firm and pre-approves all audit and permitted non-audit services provided by any independent registered public accounting firm prior to each engagement.

YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2019.

PROPOSAL NO. 3—NON-BINDING VOTE ON EXECUTIVE COMPENSATION

In accordance with the requirements of Section 14A of the Exchange Act (which was added by the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”)) and the related rules of the SEC, we are including in these proxy materials a separate resolution subject to stockholder vote to approve, in a non-binding, advisory vote, the compensation paid to our named executive officers as disclosed on pages 20 to 44. While the results of the vote are non-binding and advisory in nature, the Board intends to consider the results of this vote.

The text of the resolution in respect of Proposal No. 3 is as follows:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby APPROVED.”

Stockholders may wish to review with care the information on the Company’s compensation policies and decisions regarding the named executive officers presented in Compensation Discussion and Analysis on pages 20 to 30, as well as the discussion regarding the Compensation Committee on page 10.

YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE COMPENSATION PAID TO OUR NAMED EXECUTIVE OFFICERS.

PROPOSAL NO. 4—NON-BINDING VOTE ON FREQUENCY OF

STOCKHOLDER VOTES ON EXECUTIVE COMPENSATION

In accordance with the requirements of Section 14A of the Exchange Act and the related rules of the SEC, stockholders are being asked to recommend, in a non-binding advisory vote, whether a non-binding stockholder vote to approve the compensation paid to our named executive officers (that is, votes similar to the non-binding vote in Proposal No. 3 on page 16) should occur every one, two or three years. While the results of the vote are non-binding and advisory in nature, the Board intends to consider the results of the vote.

Stockholders may wish to review with care the information presented in connection with Proposal No. 3 on page 16, the information on our compensation policies and decisions regarding the named executive officers presented in Compensation Discussion and Analysis on pages 20 to 30 as well as the discussion regarding the Compensation Committee on page 10.

We believe a three-year frequency is most consistent with the Company’s approach to compensation. Our Compensation Committee reviews the Company’s executive compensation program regularly to ensure alignment with the goals of attracting and retaining individuals with the qualifications to meet the Company’s strategic objectives and creating value for our stockholders. Longer-term and forward-thinking plans and strategies often take more than a year or two to have a meaningful impact on the Company and translate into stockholder value. The Board believes an annual or biennial stockholder vote on the compensation paid to our named executive officers would run counter to the goal of encouraging long-term planning and could instead lead to planning that focuses too heavily on short-term achievements. In addition, the Board believes a vote every three years will provide sufficient time for stockholders to evaluate the effectiveness of the Company’s larger, and more impactful, plans and strategies.

YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE EVERY “THREE YEARS” WITH RESPECT TO HOW FREQUENTLY STOCKHOLDERS VOTE TO APPROVE, IN A NON-BINDING VOTE, THE COMPENSATION PAID TO OUR NAMED EXECUTIVE OFFICERS.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee operates pursuant to a charter which is reviewed annually by the Audit Committee. Additionally, a brief description of the primary responsibilities of the Audit Committee is included in this Proxy Statement under “The Board of Directors and Certain Governance Matters—Board Committees and Meetings—Audit Committee.” Under the Audit Committee charter, our management is responsible for the preparation, presentation and integrity of our financial statements, the application of accounting and financial reporting principles and our internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent registered public accounting firm is responsible for auditing our financial statements and expressing an opinion as to their conformity with generally accepted accounting principles.

In performance of its oversight function, the Audit Committee reviewed and discussed the audited financial statements of the Company with management and with the independent registered public accounting firm. The Audit Committee also discussed with the independent registered public accounting firm the matters required to be discussed by Public Company Accounting Oversight Board Auditing Standard No. 1301 “Communications with Audit Committees.” In addition, the Audit Committee received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and discussed with the independent registered public accounting firm their independence.

Based upon the review and discussions described in the preceding paragraph, the Audit Committee recommended to the Board that the audited financial statements of the Company be included in the Annual Report on Form 10-K for the fiscal year ended September 30, 2018 filed with the SEC.

Submitted by the Audit Committee of the Company’s Board of Directors:

Richard W. Roedel, Chair

James R. Abrahamson

Joshua T. Weisenbeck

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee has reviewed and discussed the following Compensation Discussion and Analysis with management. Based on its review and discussion with management, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Annual Report on Form 10-K for the fiscal year ended September 30, 2018 and in the Company’s proxy statement on Schedule 14A for the 2019 Annual Meeting of Stockholders.

Submitted by the Compensation Committee of the Board of Directors:

Paul E. Raether, Chair
Joshua T. Weisenbeck

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Introduction

The primary directive of our executive compensation program is to attract and retain individuals with the qualifications to lead an organization that is focused on achieving our financial goals and increasing stockholder value.

This section contains a discussion of the material elements of compensation awarded to, earned by or paid to our named executive officers, or NEOs, which include our Chief Executive Officer, our Chief Financial Officer and each of our three other most highly compensated executive officers who served in such capacities for the fiscal year ended September 30, 2018. Our NEOs for fiscal year 2018 were:

•	Andrew Masterman, our President and Chief Executive Officer;

•	John Feenan, our Chief Financial Officer;

•	Jonathan Gottsegen, our Executive Vice President, Chief Legal Officer and Corporate Secretary;

•	Jeffrey Herold, our President, Landscape Maintenance; and

•	Thomas Donnelly, our President, Landscape Development.

Executive Compensation Objectives and Philosophy

The Company’s executive compensation philosophy and corresponding pay practices are designed to attract and retain individuals with the qualifications to manage and lead the Company effectively. The overarching goal of our programs is to motivate our leaders to contribute to the achievement of our financial goals and to focus on long-term value creation for our stockholders. Our compensation philosophy aligns our executives’ pay with our growth objectives through equity compensation and annual incentive compensation, the value of which is driven by our performance over the long and short term, respectively.

To achieve our objectives, we deliver executive compensation through a combination of the following components:

•	Base salary—Provides a fixed level of compensation to our NEOs and recognizes the NEO’s leadership role;

•	Annual cash bonus opportunity—Ties pay to Company performance for the fiscal year;

•	Long-term equity compensation—Aligns compensation with the creation of equity value and achievement of long-term business and strategic goals;

•

Benefits and perquisites—Broad-based employee benefits are intended to attract and retain employees while providing them with retirement and health and welfare security and limited perquisites, including life insurance and reimbursement for relocation and travel expenses; and

•

Severance and other benefits payable upon qualifying terminations of employment or a change of control—Encourages the continued attention and dedication of our NEOs and provides reasonable individual security to enable our NEOs to focus on our best interests, particularly when considering strategic alternatives.

Consistent with prior practice, we do not intend to adhere to rigid formulas or react to short-term changes in business performance in determining the amount and mix of compensation elements. However, the core principle of our compensation philosophy is that pay is aligned with performance.

Compensation Determination Process

Prior to our initial public offering in July 2018 (the “IPO”), the Compensation Committee of BrightView GP I, LLC (“BrightView GP”), the general partner of BrightView Parent L.P. (“Parent L.P.”), our direct parent, historically made all executive compensation decisions, including determinations as to the compensation of our NEOs. Since the IPO, our Compensation Committee has been responsible for determining the compensation of our CEO and reviewing and approving compensation of other executive officers. Our CEO works closely with the Compensation Committee in managing our executive compensation program and attends meetings of the Compensation Committee. Because of his daily involvement with the executive team, our CEO makes recommendations to the Compensation Committee regarding compensation for the executive officers other than himself. Our CEO does not participate in discussions with the Compensation Committee regarding his own compensation.

In connection with the IPO, the Compensation Committee engaged Pearl Meyer & Partners, LLC (“Pearl Meyer”), an independent compensation consulting firm, to provide guidance on compensation in connection with the IPO and to assist it in evaluating the elements and levels of our executive compensation for our executive officers subsequent to the IPO. Specifically, Pearl Meyer provided guidance with respect to (i) the establishment of an equity pool used for IPO-related awards and for annual awards post-IPO; (ii) establishment of an employee stock purchase plan; and (iii) review of compensation disclosures in the IPO prospectus. In May 2018, the Compensation Committee assessed Pearl Meyer’s independence and determined that Pearl Meyer is independent and that there are no conflicts of interest raised by the work performed by Pearl Meyer.

The Compensation Committee did not benchmark 2018 compensation against a peer group.

Employment Agreements

In connection with the IPO, we entered into new employment agreements with each of the NEOs. Each of these agreements sets forth standard terms summarizing annual base salary, bonus and benefits. For additional information regarding our employment agreements, see “Summary Compensation Table—Employment Agreements” below.

Executive Compensation Program Elements

Base Salaries

Base salary compensates our executives for performing the requirements of their positions and provides them with a level of cash income predictability and stability with respect to a portion of their total compensation. The Compensation Committee believes that base salaries for executives should reflect competitive levels of pay and factors unique to each executive such as experience and breadth of responsibilities, performance, individual skill set, time in the role, pay relative to peers within the Company, and base pay in previous roles outside of the Company. Base salaries may be adjusted at times to deal with competitive pressures or changes in job responsibilities.

The following table reflects the annual base salaries of our NEOs as of September 30, 2018.

Named Executive Officer	Base Salary as of September 30, 2018
Andrew Masterman	$850,000
John Feenan	$650,000
Jonathan Gottsegen	$540,000
Jeff Herold	$485,000
Tom Donnelly	$465,000

None of our NEOs received a base salary increase during fiscal year 2018 and no base salary increases have been approved for fiscal 2019.

Cash Bonus Opportunities

Fiscal 2018 Cash Bonus Plan

In order to motivate our NEOs to achieve short-term performance goals and tie a portion of their cash compensation to actual performance, each NEO is eligible for an annual cash bonus award under our annual bonus plan based on the achievement of our financial growth objectives.

A target annual bonus, expressed as a percentage of an NEO’s base salary in effect at the end of the applicable performance period, is established within the NEOs’ employment agreements and may be adjusted from time to time by the Compensation Committee in connection with an NEO’s promotion or performance. The Compensation Committee did not make any adjustments to target bonus opportunities (as a percentage of base salary) for fiscal years 2018 and 2019.

In fiscal 2017, we changed the last day of our fiscal year from December 31, 2017 to September 30, 2017. The 2017 annual bonus plan was established prior to the date on which this change was made. The Compensation Committee determined that, despite the change in the end date for fiscal year 2017, the 2017 annual bonus plan would continue to measure performance through December 31, 2017 (i.e., full calendar year 2017). For fiscal 2018, the Company implemented a cash bonus plan wherein performance was measured for the full fiscal year, but each NEO’s target bonus under the plan was prorated by multiplying the 2018 target annual bonus percentage opportunity by 75%, given the overlap in performance periods. Accordingly, the target bonus percentages under the 2018 cash bonus plan at the end of the 2018 performance period for our NEOs were as follows:

Named Executive Officer	2018 Target Bonus (Expressed as a Percentage of Base Salary)	2018 Prorated Target Bonus (Expressed as a Percentage of Base Salary)
Andrew Masterman	100%	75%
John Feenan	75%	56.25%
Jonathan Gottsegen	60%	45%
Jeff Herold	75%	56.25%
Tom Donnelly	75%	56.25%

For our NEOs, 100% of the bonus payout is tied to our financial performance relative to the budget for fiscal 2018 as measured by (i) EBITDA, defined for purposes of our 2018 cash bonus plan as net income before interest expense, interest income, income and franchise taxes, and depreciation and amortization, further adjusted to exclude acquisitions completed during fiscal 2018 and certain other items that we do not consider part of our core operating results and (ii) Free Cash Flow, defined for purposes of our 2018 cash bonus plan as our EBITDA minus cash taxes, changes in net working capital (accounts receivable, accounts payable and inventory), cash interest expense and capital expenditures. We use EBITDA and Free Cash Flow as measures of financial performance because we believe that they provide reliable indicators of our strategic growth and the strength of our cash flow and overall financial results.

The actual amounts paid to our NEOs under the 2018 cash bonus plan were calculated by multiplying each such NEO’s target bonus by a weighted achievement factor determined by the sum of (1) the applicable EBITDA achievement factor (70% multiplied by the applicable EBITDA payout percentage) and (2) the applicable Free Cash Flow achievement factor (30% multiplied by the applicable Free Cash Flow payout percentage).

The applicable EBITDA and Free Cash Flow achievement factors were determined by calculating the Company’s actual achievement against the applicable EBITDA performance target or Free Cash Flow performance target based on the pre-established scales set forth below:

EBITDA Performance Target

	Level of Achievement Against Budget (In Dollars)	Level of Achievement Against Budget (as a Percentage of Target)	Payout Percentage
Threshold	$269 million	90%	50%
Target	$299 million	100%	100%
Maximum	$328 million	110%	200%

With respect to the EBITDA target, (i) for each additional 1% of performance achieved between the specified threshold and target levels, there is an incremental 5% increase in the payout percentage and (ii) for each additional 1% of performance achieved between the specified target level of performance and the maximum level of performance, there is an incremental 10% increase in the payout percentage.

Free Cash Flow Performance Target

	Level of Achievement Against Budget (In Dollars)	Level of Achievement Against Budget (as a Percentage of Target)	Payout Percentage
Threshold	$70 million	70%	50%
Target	$100 million	100%	100%
Maximum	$130 million	130%	200%

With respect to the Free Cash Flow target, for each (i) incremental $3 million achievement of Free Cash Flow up to and including the target level of achievement, there is an incremental 5% of Free Cash Flow payout percentage and (ii) incremental $3 million achievement above target up to and including the maximum level of achievement, there is an incremental 10% of Free Cash Flow payout percentage, up to the maximum payout percentage of 200%.

Based on the pre-established scales set forth above, no cash incentive award would have been paid to our NEOs unless our actual performance for fiscal 2018 was at or above 90% of the applicable EBITDA target or at or above 70% of the applicable Free Cash Flow target. While there are no individual goals for purposes of the 2018 cash bonuses, a bonus payment may be adjusted upward or downward for performance-related reasons by the Compensation Committee in its discretion. For the 2018 cash bonuses, the Compensation Committee did not exercise discretion and therefore no adjustments were made to NEO bonus payments.

For the 2018 cash bonus plan, the actual level of EBITDA achieved was $296 million (or 99% of budgeted EBITDA), which resulted in a payout percentage of 95% and a weighted achievement factor of 126.5% when combined with the achieved Free Cash Flow payout percentage of 200%, based on the achievement of $169 million of Free Cash Flow. The following table illustrates the calculation of the cash bonuses payable to our NEOs under the 2018 cash bonus plan in light of these performance results.

Name	2018 Base Salary	2018 Prorated Target Bonus %	Target Bonus Amount	EBITDA Payout Percentage	Free Cash Flow Payout Percentage	Weighted Achievement Factor	Actual Bonus Paid
Andrew Masterman	$850,000	75%	$637,500	95%	200%	126.5%	$806,438
John Feenan	$650,000	56.25%	$365,625	95%	200%	126.5%	$462,516
Jonathan Gottsegen	$540,000	45%	$243,000	95%	200%	126.5%	$307,395
Jeff Herold	$485,000	56.25%	$272,813	95%	200%	126.5%	$345,108
Tom Donnelly	$465,000	56.25%	$261,563	95%	200%	126.5%	$330,877

The amounts reported for 2018 in the Non-Equity Incentive Plan column of the Summary Compensation Table represents the sum of (i) the amounts set forth below for the 2018 prorated bonus plan plus (ii) payments attributable to services during fiscal year 2018 under the 2017 calendar year bonus plan, which was determined by multiplying the actual bonus paid under the 2017 annual bonus plan by a fraction, the numerator of which is the number of days from October 1, 2017 to December 31, 2017 and the denominator of which is 365.

Fiscal 2019 Cash Bonus Plan

For fiscal 2019, the Compensation Committee did not adopt significant changes to the Company’s bonus program structure to ensure a relative level of year-over-year consistency. The program will continue to be 100% based on financial performance with 70% weighted toward Adjusted EBITDA performance and 30% weighted toward Free Cash Flow. Additionally, maximum potential payout will continue to be at 200% of target bonus opportunity.

Long-Term Equity Incentive Awards

We believe that successful performance over the long term is aided by the use of equity-based awards which create an ownership culture among our employees that provides an incentive to contribute to the continued growth and development of our business. Equity-based awards also allow for a portion of our executive compensation to be “at-risk” and directly tied to the performance of our business. To that end, for fiscal 2019, the Compensation Committee adopted a long-term equity structure that annually awards NEOs market-based equity opportunity in the form of 50% time-vesting stock options and 50% time-vesting restricted stock. The information contained in the remaining areas of this section pertain to equity grants made in fiscal year 2018 or earlier.

Pre-IPO Class A Units and Class B Units

Prior to our IPO, long-term equity incentive awards were granted to our NEOs in the form of Class B Units. In addition, certain members of management purchased, and in the case of Mr. Masterman in connection with his hiring as our CEO, were granted, Class A Units. The amount of the equity-based awards granted to an NEO was determined by taking into consideration each NEO’s position and responsibilities and our strategic goals, financial condition and performance, although none of these factors were given any specific weighting.

Class B Units were granted to our NEOs under the Executive Profits Interest Incentive Plan (the “PI Plan”). While Class A Units were full value interests in Parent L.P., Class B Units were non-voting profits interests in Parent L.P. that entitled our NEOs to participate in the appreciation in the value of Parent L.P. above an applicable threshold and to thereby share in our future profits. The grant of equity-based awards to our NEOs in the form of Class B Units was intended to encourage the creation of long-term value for our equity holders by helping to align the interests of our NEOs with those of our equity holders and promote employee retention and ownership, all of which serve our overall compensation objectives.

The Class B Units were 50% time-vesting and 50% performance-vesting. Assuming an NEO remained employed on each applicable vesting date, the time-vesting Class B Units were generally scheduled to vest in equal installments on each of the first five anniversaries of the grant date (with the exception that subsequent grants of Class B Units made on or after October 19, 2015 but prior to March 1, 2016 to employees, including our NEOs, who were already Class B unitholders contained vesting schedules that tracked the original vesting schedules of the first grant of Class B Units made to such Class B unitholders). Assuming an NEO remained employed on each applicable vesting date, the performance-vesting Class B Units were generally scheduled to vest with respect to 20% on the last day of each of the first five fiscal years, subject to Parent L.P.’s achievement of annual adjusted EBITDA targets, but if any 20% tranche of performance-vesting Class B Units failed to vest in one fiscal year due to Parent L.P. not achieving the applicable annual adjusted EBITDA target for such fiscal year, such Class B Units remained eligible to vest in the immediately subsequent fiscal year if Parent L.P. achieved a cumulative adjusted EBITDA target for the two respective fiscal years combined.

Adjusted EBITDA for purposes of the Class B Unit performance targets was defined in the PI Plan which, for fiscal year 2018, is defined as set forth in our Annual Report on Form 10-K for the fiscal year ending September 30, 2018. The adjusted EBITDA targets are designed to provide a reasonably achievable, but challenging, set of goals for our NEOs and other long-term incentive plan participants.

Amendments to Performance-Vesting Class B Units First Scheduled to Vest in Fiscal Years 2016 and 2017

The annual adjusted EBITDA targets for fiscal years 2016 and 2017 were $297 million and $327 million, respectively. The cumulative adjusted EBITDA target for 2017 was $624 million. The annual adjusted EBITDA target for 2017 was not achieved. However, on February 21, 2018, the Compensation Committee amended all performance-vesting Class B Units that were first eligible to vest with respect to fiscal year 2017 so that they vested with respect to 50% of such Class B Units on February 21, 2018 and were eligible to vest with respect to the remaining 50% of such Class B Units, upon the occurrence of a sale of the Company or upon effectiveness of the IPO, provided that the IPO was consummated on or before March 31, 2020. Accordingly, all such fiscal year 2017 performance-vesting Class B Units were fully vested upon the IPO. The Compensation Committee also amended the performance-vesting Class B Units that failed to vest in both fiscal year 2016 due to Parent L.P. not achieving the applicable annual adjusted EBITDA target for fiscal year 2016 and fiscal year 2017 due to Parent L.P. not achieving the cumulative adjusted EBITDA target for fiscal years 2016 and 2017 combined, so that such Class B Units are eligible to vest in fiscal year 2021 if Parent L.P. achieves the standard (i.e., non-cumulative) adjusted EBITDA target for the 2021 fiscal year (which target was amended by the Compensation Committee as described below).

Fiscal 2018 Grants of Class B Units

On February 21, 2018, due to Messrs. Masterman’s and Feenan’s respective performance and to further incentivize each of them, we granted each of them an award of 26,728 performance-vesting Class B Units and 26,728 time-vesting Class B Units. The time-vesting Class B Units vest in equal installments on each of the first five anniversaries of the date of grant and the performance-vesting Class B Units are eligible to vest in the 2018 through 2022 fiscal years based on annual and cumulative adjusted EBITDA targets.

Amendments to Performance-Vesting Class B Units First Scheduled to Vest in Fiscal Years 2018 through 2022

During the course of fiscal 2018, the Compensation Committee adopted a series of adjustments to the terms of performance-vesting Class B Units set to vest in fiscal years 2019 through 2022 (or the restricted shares and options such Class B perfprmance-vesting units were converted into upon the consummation of the IPO, as applicable). The adjustments were adopted to recognize evolving business realities and reprioritization of strategic imperatives and include the following actions by the Compensation Committee:

(i)	decreased the dollar amounts of both the annual and cumulative adjusted EBITDA performance targets for each such year;

(ii)

added new vesting criteria which would require that core EBITDA (i.e., EBITDA measured without taking into account the impact of any acquisitions) must have increased over the prior fiscal year’s core EBITDA for any vesting to occur (i.e., if the annual adjusted EBITDA target for a fiscal year is achieved solely due to increases in adjusted EBITDA resulting from acquisitions, then no vesting will occur even if that annual adjusted EBITDA target is achieved);

(iii)

aligned the performance-payout leverage curve to prevailing market practices by allowing for partial vesting to occur if performance attainment is at or above 95% of the adjusted EBITDA target, but below 100% of the adjusted EBITDA target. Under the prior structure, below 100% attainment would result in 0% payout and at or above 100% attainment would equal target payout. The revision adopted a structure for equity vesting in fiscal years 2018 and 2019 that would pay out 50% of target for achievement of 95% of the adjusted EBITDA target and an interpolated percentage of target payout for achievement between 95% to 100% of the adjusted EBITDA target. Performance attainment above 100% of the adjusted EBITDA target continues to be capped at 100% of target payout; and

(iv)

provided that, if we make acquisitions that generate more than $50 million in gross revenue per year, then the annual (but not the cumulative) adjusted EBITDA target for each of the fiscal years following the fiscal year in which the acquisition occurred will be increased by the amount of additional EBITDA generated by such acquisition in the remaining portion of the fiscal year following the date on which the acquisition was consummated.

Notwithstanding these parameters, the Compensation Committee will have the discretion to determine vesting achievement in connection with all acquisitions. The Compensation Committee also reserved the right to further adjust performance targets to take into account the impact of snowfall levels on overall performance.

Actions in Connection with the IPO

Conversion of Class A Units

As noted above, in connection with Mr. Masterman’s employment as our CEO in December 2016, he was granted 89,715 Class A Units of Parent L.P., of which 44,857 Class A Units vested on September 1, 2017 and the remaining 44,857 Class A Units were scheduled to vest on September 1, 2018. In connection with the IPO, all of Mr. Masterman’s vested Class A Units were converted into 44,857 shares of our common stock and his unvested Class A Units were converted into 44,857 restricted shares of our common stock (“restricted stock”) granted under our 2018 Omnibus Incentive Plan. The 44,857 restricted shares Mr. Masterman received vested on September 1, 2018, in accordance with the same vesting schedule applicable to the Class A Units from which such shares were converted.

Conversion of Class B Units

In connection with the IPO, all outstanding unvested Class B Units, including those held by our NEOs, were converted into shares of restricted stock granted under our 2018 Omnibus Incentive Plan on the basis of an exchange ratio that took into account the number of unvested Class B Units held, the applicable threshold value applicable to such Class B Units and the value of the distributions that the holder would have been entitled to receive had Parent L.P. been liquidated on the date of such conversion in accordance with the terms of the distribution “waterfall” set forth in the LP Agreement. Vested Class B Units were similarly converted into shares of our common stock. The unvested shares of restricted stock the NEOs received will continue to vest in accordance with the same vesting schedule applicable to the Class B Units from which such shares were converted. In addition, unvested restricted stock into which the Class B Units were converted are eligible to vest proportionately as and when the KKR Sponsor sells shares of our common stock if the KKR Sponsor realizes both a 25% internal rate of return (“IRR”) and a 2.5 times multiple of invested capital (“MOIC”) in connection with such sales. The PI Plan terminated upon the effectiveness of the IPO.

The following table sets forth the number and value of vested shares of our common stock and unvested shares of restricted stock that each of our NEOs received upon conversion of their vested and unvested Class B Units, in each case based on the IPO price of $22.00 per share.

	Common Stock Received Upon Conversion of Vested Class B Units		Unvested Restricted Stock Received Upon Conversion of Unvested Class B Units
Name	(#)	($)	(#)	($)
Andrew Masterman	82,115	1,806,530	336,463	7,402,186
John Feenan	38,061	837,342	113,919	2,506,218
Jonathan Gottsegen	19,149	421,278	44,681	982,982
Jeff Herold	85,463	1,880,186	36,627	805,794
Tom Donnelly	62,195	1,368,290	41,463	912,186

Top-Up Options

Upon the effectiveness of the IPO, we were required under the terms of the LP Agreement to grant to each holder of Class B Units, including each of our NEOs, nonqualified options to purchase shares of our common stock (the “Top Up Options”). This option grant was intended to restore to the Class B unitholders the same leverage, or amount of equity at work, that each such Class B unitholder had with respect to their vested and unvested Class B Units prior to their conversion into shares of our common stock (for example, if 100 Class B Units converted into 40 shares of common stock, the option grant was to acquire 60 shares of our common stock). The Top Up Options were granted pursuant to our 2018 Omnibus Incentive Plan, have a per share exercise price equal to the IPO price of $22.00 per share, have the same vesting terms and conditions as the Class B Units to which they correspond (i.e., 50% time-vesting and 50% performance-vesting), and are vested or unvested in the same proportion as the corresponding grant of Class B Units was vested and unvested immediately prior to the IPO (for example, if the time-vesting portion of a grant of Class B Units was 40% vested immediately prior to the IPO, then the one-half of the option grant that was subject to time-based vesting was also 40% vested).

The number of Top Up Options issued to our NEOs upon the closing of the IPO was:

Named Executive Officer	Number of Options
Andrew Masterman	1,345,454
John Feenan	501,334
Jonathan Gottsegen	202,106
Jeff Herold	138,481
Tom Donnelly	138,495

IPO Options

In connection with the IPO, we also granted the following number of nonqualified options (the “IPO Options”) to purchase shares of our common stock to certain of our NEOs: Mr. Feenan (32,073), Mr. Gottsegen (42,764), Mr. Herold (85,529) and Mr. Donnelly (42,764). The IPO Options were granted pursuant to our 2018 Omnibus Incentive Plan and have a per share exercise price equal to the IPO price of $22.00. The IPO Options are time-vesting options that vest as to 25% of the shares subject to such option on each anniversary of the grant date, subject to continued employment on each applicable vesting date.

Vesting of Restricted Stock and Options Based on Fiscal Year 2018 Performance

The annual adjusted EBITDA target for fiscal 2018 was $306 million. For fiscal 2018, our actual adjusted EBITDA was $300 million. The annual Adjusted EBITDA target for 2018 was not achieved. However, because the 2018 actual adjusted EBITDA was $300 million (98% of the 2018 adjusted EBITDA target), in November 2018, the Compensation Committee amended all performance-vesting restricted stock awards and options that were first eligible to vest with respect to fiscal 2018 so that they vested with respect to 80% of such shares of restricted stock and options on September 30, 2018. The remaining 20% will vest in fiscal 2019 if the cumulative adjusted EBITDA goal for that fiscal year is achieved. See “—Amendments to Performance-Vesting Class B Units First Scheduled to Vest in Fiscal Years 2018 through 2022” above.

Benefits and Perquisites

While our compensation philosophy is to focus on performance-based forms of compensation while providing only minimal executive benefits and perquisites, we provide to all of our employees, including our NEOs, broad-based employee benefits that are intended to attract and retain employees while providing them with retirement and health and welfare security, which include:

•	Starting in 2018, participation in our tax-qualified 401(k) defined contribution pension plan; and

•	medical, dental, vision, life and disability insurance coverage, and dependent care and healthcare flexible spending accounts.

In accordance with his employment agreement, Mr. Gottsegen, in lieu of relocation expenses, is eligible for reimbursement for business expenses associated with travel to and from the Company’s headquarters.

In addition to current and long-term incentive compensation, we provide retirement benefits to the NEOs. The amount of retirement benefits provided are designed to attract and retain highly qualified executives. On January 1, 2018, the NEOs became eligible to participate in the Company’s tax-qualified 401(k) defined contribution pension plan. As a result, our NEOs are now eligible to receive the same level of matching Company 401(k) contributions as all our employees under this plan. Prior to January 1, 2018, the NEOs and certain other senior employees were not eligible to participate in the 401(k) plan and therefore were only eligible to defer salary or bonus under the Executive Savings Plan (the “ESP”) (and to receive matching contributions from the Company on salary (but not bonus) deferrals under the ESP). Commencing in 2018, no further matching contributions will be made under the ESP. We do not have a defined benefit plan for any of our executive officers.

We maintain the ESP, an unfunded, deferred compensation plan. The ESP is maintained primarily for the purpose of providing a select group of management or highly compensated employees with an opportunity to defer up to 70% of their base salary and annual performance bonus, to be paid either upon a termination of employment or a specified future date, in each case either in a lump sum or in installments as elected by the participant at the time of deferral. It allows eligible employees to save for the future, above and beyond the limits imposed under our 401(k) plan. For more information regarding the ESP, see “Non-Qualified Deferred Compensation—Fiscal Year 2018 Non-Qualified Deferred Compensation Plan—Executive Savings Plan.”

Severance and Change of Control Benefits

We do not have a formal severance policy. However, we do provide severance benefits to our NEOs in order to offer competitive total compensation packages and be competitive in our executive attraction and retention efforts. The NEOs’ employment agreements with BrightView Landscapes, LLC provide for severance payments and benefits upon a qualifying termination of employment, or Qualifying Termination, which is a termination by the Company without cause or a resignation by the executive for good reason. See “Potential Payments to Named Executive Officers Upon Termination or Change of Control,” which describes the payments to which each of the NEOs may be entitled under their respective employment agreements.

In addition, the time-vesting portion of the restricted stock awards converted from Class B Unit awards and corresponding Top-Up Options granted to our NEOs provide for automatic accelerated vesting upon a change of control and the performance-vesting portion of the restricted stock awards converted from Class B Units and corresponding Top-Up Options will vest if certain internal rate of return and/or multiple of invested capital goals are achieved by the KKR Sponsor in connection with a change of control, as more fully described below under “Potential Payments to Named Executive Officers Upon Termination of Employment or Change of Control —Treatment of Equity Awards.”

Stock Ownership and Retention Policy

To align the interests of management with those of our stockholders, the Compensation Committee concluded that certain of our executives (the “Covered Executives”) should have a significant financial stake in the Company’s stock. To further that goal, we adopted stock ownership guidelines in fiscal 2019. The Covered Executives will be required to hold a specific level of equity ownership as outlined below:

•	CEO: 6x base salary

•	Other NEOs: 3x base salary

•	Other Executives: 1x to 3x base salary

Until the applicable ownership level is achieved, Covered Executives must retain 100% of net shares granted to them. Once the ownership guideline is achieved, the CEO must retain 30% of net shares granted him, but other Covered Executives will not have an additional holding requirement beyond what is required to maintain applicable ownership guidelines.

The shares counted toward these ownership requirements include shares owned outright and vested in-the-money stock options. The retention requirement applies to prior and future grants.

Hedging and Pledging

Our Insider Trading and Selective Disclosure Policy prohibits directors and executive officers from hedging transactions involving our stock, including, but not limited to, through the use of financial instruments such as puts, calls, and other derivative instruments, or through the establishment of a short position in our securities. In addition, our Insider Trading and Selective Disclosure Policy requires directors and executive officers to notify the Company’s Chief Legal Officer prior to pledging Company securities.

Tax Deductibility and Accounting Implications

As a general matter, the Compensation Committee always takes into account the various tax and accounting implications of compensation. When determining amounts of equity grants to executives and employees, the Compensation Committee also examines the accounting cost associated with the grants.

In general, Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Code, denies a publicly held corporation a deduction for U.S. federal income tax purposes for compensation in excess of $1,000,000 per year per person to the executives designated in Code Section 162(m), including, but not limited to, its chief executive officer, chief financial officer, and the next three highly compensated executives of such corporation whose compensation is required to be disclosed in its proxy statement. As a new public company, we expect to be able to claim the benefit of a special exemption rule that applies to compensation paid (or compensation in respect of certain equity awards granted) during a specified transition period following our initial public offering. This transition period was previously anticipated to potentially extend until our first annual stockholders meeting that occurs in 2022 pursuant to regulations under Code Section 162(m). However, the 2017 Tax Act amended Code Section 162(m) in several respects, including the elimination of the “performance-based compensation”

exception under Code Section 162(m) for tax years beginning after December 31, 2017. Pending further guidance under Code Section 162(m), it is unclear whether the post-IPO transition period exception under Code Section 162(m) will continue to apply to us for compensation paid or awards granted in 2018 or beyond. We expect that the Compensation Committee will take the deductibility limitations of Code Section 162(m) into account in its compensation decisions; however, the Compensation Committee expects to authorize compensation payments in excess of the Code Section 162(m) deductibility limitations when it believes that such payments are appropriate to attract or retain talent.

Summary Compensation Table

The following table provides summary information concerning compensation paid or accrued by us to or on behalf of our NEOs for services rendered to us during fiscal year 2018.

Name and Principal Position	Year(1)	Salary ($)	Bonus ($)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(5)	Total ($)
Andrew Masterman	2018	850,000	—	148,750	9,929,451	1,101,004	—	11,000	10,938,201
President and Chief Executive Officer	2017	635,753	—	—	—	883,697	—	6,750	1,526,200
John Feenan	2018	650,000	—	148,750	3,943,279	631,458	—	11,000	4,742,029
Executive Vice President and Chief Financial Officer	2017	486,164	—	—	—	506,826	—	143,552	1,136,542
Jonathan Gottsegen	2018	540,000	—	—	1,816,125	419,677	—	30,321	2,356,125
Executive Vice President, Chief Legal Officer and Corporate Secretary	2017	403,890	—	—	—	336,845	—	11,484	752,219
Jeffrey Herold	2018	485,000	—	—	1,671,155	471,165	—	11,000	2,156,155
President, Landscape Management	2017	344,671	—	—	—	378,171	—	6,750	729,592
Thomas Donnelly	2018	465,000	—	—	1,346,598	451,736	—	2,146	1,811,598
President, Landscape Development	2017	347,795	—	—	—	362,576	—	—	710,371

(1)

On January 31, 2018, the Board approved a change in the Company’s fiscal year end from December 31 to September 30, beginning with September 30, 2017. Compensation and benefit totals for fiscal 2017 herein reflect nine months ended September 30, 2017.

(2)

Amounts reported in this column for Messrs. Masterman and Feenan reflect the aggregate grant date fair value of Class B Units granted on February 21, 2018, calculated in accordance with FASB ASC Topic 718 (“ASC 718”), using the assumptions discussed in Note 14 “Equity-Based Compensation” to our audited consolidated financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2018 (the “2018 Annual Report”).

In addition, as discussed in “Compensation Discussion and Analysis—Executive Compensation Program Elements—Long-Term Equity Incentive Awards”, in February 2018, the Compensation Committee amended all performance-vesting Class B Units that were first eligible to vest with respect to fiscal year 2017 so that they vested with respect to 50% of such Class B Units on February 21, 2018 and the remaining 50% of such Class B Units upon the occurrence of the IPO. The Compensation Committee also amended the performance-vesting Class B Units that failed to vest in both fiscal year 2016 due to Parent L.P. not achieving the applicable annual adjusted EBITDA target for fiscal year 2016 and fiscal year 2017 due to Parent L.P. not achieving the cumulative adjusted EBITDA target for fiscal years 2016 and 2017 combined, so that such Class B Units are eligible to vest in fiscal year 2021 if Parent L.P. achieves the standards (i.e.

non-cumulative) adjusted EBITDA target for the 2021 fiscal year. These modifications did not result in incremental compensation cost, or incremental fair value, under ASC 718.

(3)

Amounts reported in this column reflect the grant date fair value of the Top-Up Options for Mr. Masterman and the aggregate grant date fair value of the Top-Up Options and IPO Options for the other NEOs granted in fiscal 2018, as discussed in “Compensation Discussion and Analysis—Executive Compensation Program Elements—Long-Term Equity Incentive Awards –Actions in Connection with the IPO.” The grant date fair values were computed in accordance with ASC 718 using a Black-Scholes valuation model. For information regarding the assumptions used in determining the value of these awards, please refer to Note 14 “Equity-Based Compensation” to our audited consolidated financial statements contained in the 2018 Annual Report.

(4)

Amounts shown for 2018 reflect the sum of (i) the bonus payment under our 2018 cash bonus plan for the nine-month period ended September 30, 2018 plus (ii) payments attributable to services during fiscal year 2018 under the 2017 calendar year bonus plan, which was determined by multiplying the actual bonus paid under the 2017 annual bonus plan by a fraction, the numerator of which is the number of days from October 1, 2017 to December 31, 2017 and the denominator of which is 365. For the actual bonus amounts paid under the 2018 prorated cash bonus plan, see “Compensation Discussion and Analysis—Executive Compensation Program Elements—Cash Bonus Opportunities—2018 Cash Bonus Plan.”

(5)	All Other Compensation for 2018 reflect the following:

(a)	as to Messrs. Masterman, Feenan, Herold and Donnelly, matching contributions under the Company’s 401(k) plan; and

(b)

as to Mr. Gottsegen, a matching contribution of $11,000 under the Company’s 401(k) plan and reimbursement for business expenses associated with travel to and from the Company’s headquarters in accordance with his employment agreement of $19,321.

Employment Agreements

Each of our NEOs entered into a new employment agreement with BrightView Landscapes, LLC in connection with the IPO, providing for continued “at-will” employment, outlining the terms of employment for such NEO and replacing the employment agreement that was in effect with each such NEO prior to the IPO. Each of these agreements sets forth standard terms summarizing annual base salary, bonus and benefits, which, in each case, are the same terms as were in effect prior to the IPO. These employment agreements are described below. In addition to the below, each NEO is also eligible for severance benefits pursuant to his employment agreement, subject to his execution of a release of claims and compliance with certain restrictive covenants, in the event his employment is terminated upon the occurrence of certain events as discussed in “Potential Payments to Named Executive Officers Upon Termination or Change of Control.”

Andrew Masterman. Mr. Masterman’s employment agreement provides for his continued employment as our President and Chief Executive Officer, reporting to our Board of Directors. Mr. Masterman is entitled to:

•	annual base salary of $850,000, subject to review by our Compensation Committee for increase from time to time;

•	an annual bonus award targeted at 100% of his base salary, with the actual payout determined based on the achievement of applicable performance goals under our annual bonus plan; and

•	a one-time retention bonus equal to $521,000, payable on the earlier of December 5, 2021 or the date on which a change of control of the Company is consummated.

John Feenan. Mr. Feenan’s employment agreement provides for his continued employment as our Chief Financial Officer, reporting to our Chief Executive Officer. Mr. Feenan is entitled to:

•	annual base salary of $650,000, subject to review by our Compensation Committee for increase from time to time; and

•	an annual bonus award target at 75% of his base salary, with the actual payout determined based on the achievement of applicable performance goals under our annual bonus plan.

Jonathan Gottsegen. Mr. Gottsegen’s employment agreement provides for his continued employment as our Chief Legal Officer and Corporate Secretary, reporting to our Chief Executive Officer. Mr. Gottsegen is entitled to receive:

•	annual base salary of $540,000, subject to review by our Compensation Committee for increase from time to time; and

•	an annual bonus award targeted at 60% of his base salary, with the actual payout determined based on the achievement of applicable performance goals under our annual bonus plan.

Jeff Herold. Mr. Herold’s employment agreement provides for his continued employment as our President, Landscape Maintenance, reporting to our Chief Executive Officer. Mr. Herold is entitled to receive:

•	annual base salary of $485,000, subject to review by our Compensation Committee for increase from time to time; and

•	an annual bonus award targeted at 75% of his base salary, with the actual payout determined based on the achievement of applicable performance goals under our annual bonus plan.

Tom Donnelly. Mr. Donnelly’s employment agreement provides for his continued employment as our President, Landscape Development, reporting to our Chief Executive Officer. Mr. Donnelly is entitled to receive:

•	annual base salary of $465,000, subject to review by our Compensation Committee for increase from time to time; and

•	an annual bonus award targeted at 75% of his base salary, with the actual payout determined based on the achievement of applicable performance goals under our annual bonus plan.

Grants of Plan-Based Awards in Fiscal Year 2018

Name	Award Type	Grant Date(3)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(4)	All Other Option Awards: Number of Securities Underlying Options (#)(5)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(6)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Andrew Masterman	2018 Cash Incentive	—	127,413	849,418	1,910,753	—	—	—	—	—	—	—
	Top Up Options	6/27/18	—	—	—	4,546	542,727	542,727	—	802,727	22.00	9,929,451
	Class B Units	2/21/18	—	—	—	5,346	26,728	26,728	26,728	—	—	148,750
	Modified Awards:
	Class B Units	2/21/18	—	—	—	176,403	882,017	882,017	—	—	—	—
	Class B Units	3/7/18	—	—	—	176,403	882,017	882,017	—	—	—	—
John Feenan	2018 Cash Incentive	—	73,075	487,166	1,095,873	—	—	—	—	—	—	—
	IPO Options	6/27/18	—	—	—	—	—	—	—	32,073	22.00	243,434
	Top Up Options	6/27/18	—	—	—	4,545	205,078	205,078	—	296,256	22.00	3,699,845

Name	Award Type	Grant Date(3)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(4)	All Other Option Awards: Number of Securities Underlying Options (#)(5)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(6)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
	Class B Units	2/21/18	—	—	—	5,346	26,728	26,728	26,728	—	—	148,750
	Modified Awards:
	Class B Units	2/21/18	—	—	—	65,331	326,658	326,658	—	—	—	—
	Class B Units	3/7/18	—	—	—	65,331	326,658	326,658	—	—	—	—
Jonathan Gottsegen	2018 Cash Incentive	—	48,567	323,778	728,334	—	—	—	—	—	—	—
	IPO Options	6/27/18	—	—	—	—	—	—	—	42,764	22.00	324,579
	Top Up Options	6/27/18	—	—	—	20,210	80,841	80,841	—	121,265	22.00	1,491,546
	Modified Awards:
	Class B Units	2/21/18	—	—	—	26,593	132,969	132,969	—	—	—	—
	Class B Units	3/7/18	—	—	—	26,593	132,969	132,969	—	—	—	—
Jeff Herold	2018 Cash Incentive	—	54,525	363,501	817,691	—	—	—	—	—	—	—
	IPO Options	6/27/18	—	—	—	—	—	—	—	85,529	22.00	649,165
	Top Up Options	6/27/18	—	—	—	13,848	27,696	27,696	—	110,785	22.00	1,021,990
	Modified Awards:
	Class B Units	2/21/18	—	—	—	26,057	78,171	78,171	—	—	—	—
	Class B Units	3/7/18	—	—	—	26,057	78,171	78,171	—	—	—	—
Tom Donnelly	2018 Cash Incentive	—	52,277	348,512	783,972	—	—	—	—	—	—	—
	IPO Options	6/27/18	—	—	—	—	—	—	—	42,764	22.00	324,579
	Top Up Options	6/27/18	—	—	—	13,849	27,698	27,698	—	110,797	22.00	1,022,093
	Modified Awards:
	Class B Units	2/21/18	—	—	—	24,215	68,357	68,357	—	—	—	—
	Class B Units	3/7/18	—	—	—	24,215	68,357	68,357	—	—	—	—

(1)

See “Compensation Discussion and Analysis—Executive Compensation Program Elements—Cash Bonus Opportunities—2018 Cash Bonus Plan” above for a description of our fiscal 2018 performance-based cash bonus plan. Amounts reported in the “Threshold” column assume that there is no payout under the EBITDA component of the cash bonus plan and that the NEO only earns the threshold payout under the Free Cash Flow component. Amounts shown reflect the sum of the threshold, target and maximum amounts under the prorated cash bonus plan for 2018, and the threshold, target and maximum amounts for three months under the cash bonus plan for calendar year 2017. The threshold, target and maximum amounts under the 2018 prorated cash bonus plan only is as set forth in the table below.

Name	Estimated Future Payouts Under Non-Equity Incentive Plan Awards
	Threshold ($)	Target ($)	Maximum ($)
Andrew Masterman	95,625	637,500	1,275,000
John Feenan	54,844	365,625	731,250
Jonathan Gottsegen	36,450	243,000	486,000
Jeff Herold	40,922	272,813	545,626
Tom Donnelly	39,234	261,563	523,126

(2)

Amounts reported under “Class B Units” for Messrs. Masterman and Feenan reflects the performance-vesting Class B Units granted in fiscal 2018. Amounts reported in the “Threshold” column assume that 20% of the total performance-vesting Class B Units will vest and amounts reported in the “Maximum” column assume that 100% of the total performance-vesting Class B Units will vest. Amounts reported under “Modified Awards” for each of the NEOs reflect the performance-vesting Class B Units initially granted between 2014 and 2017 that were modified in February 2018 and March 2018. See “Compensation Discussion and Analysis –Executive Compensation Program Elements—Long-Term Equity Awards”. Threshold assumes that one tranche of the total remaining performance-vesting Class B Units vest and maximum assumes that 100% of the total remaining performance-vesting Class B Units vest. As discussed in Compensation Discussion and Analysis – Executive Compensation Program Elements—Long-Term Equity Awards—Actions in Connection with the IPO,” in connection with the IPO, the Class B Units were converted into restricted stock.

Amounts reported under “Top-Up Options” reflect the performance-vesting Top-Up Options granted in connection with the IPO. Threshold assumes that one tranche (the tranche with the lowest number of options subject to vesting) vest and maximum assumes that 100% of the performance-vesting Top-Up Options vest. See “Compensation Discussion and Analysis –– Executive Compensation Program Elements—Long-Term Equity Awards—Actions in Connection with the IPO—Top-Up Options”.

(3)

February 21, 2018 and March 7, 2018 were the dates the performance-vesting Class B Units were modified. See “Compensation Discussion and Analysis –Executive Compensation Program Elements—Long-Term Equity Awards”.

(4)	Reflects the time-vesting Class B Units granted in fiscal 2018 to Messrs. Masterman and Feenan.
(5)	Reflects the time-vesting Top-Up Options, vested Top-Up Options and the IPO Options granted in fiscal 2018.
(6)

Represents the grant date fair value of the Class B Units and stock options granted in fiscal 2018 and the incremental fair value computed as of the modification date in connection with ASC 718 with respect to the performance-vesting Class B Units that were modified on February 21, 2018 and March 7, 2018. The assumptions applied in determining the fair value of the awards are discussed in Note 14 “Equity-Based Compensation” to our audited consolidated financial statements included in the 2018 Annual Report.

Outstanding Equity Awards at Fiscal Year 2018 End

			Option Awards					Stock Awards
Name	Grant Date(1)		Number of Securities Underlying Unexercised Options (#) Exercisable(2)	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(3)	Market Value of Shares or Units of Stock That Have Not Vested ($)(4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(5)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(4)(5)
Andrew Masterman	12/22/2016							164,232	2,635,924	41,058	658,981
	2/21/2018							4,000	64,200	800	12,840
	6/27/2018	(6)	367,636	542,727	4,546	22.00	6/27/2028
John Feenan	2/29/2016							27,798	446,158	9,265	148,703
	11/10/2016							20,532	329,539	5,132	82,369
	2/21/2018							4,000	64,200	800	12,840
	6/27/2018	(6)	160,620	175,742	4,545	22.00	6/27/2028
	6/27/2018	(7)	—	32,073	—	22.00	6/27/2028
Jonathan Gottsegen	2/29/2016							19,149	307,341	6,383	102,447
	6/27/2018	(6)	76,800	60,633	4,042	22.00	6/27/2028
	6/27/2018	(7)	—	42,764	—	22.00	6/27/2028
Jeff Herold	1/31/2014							12,209	195,955	12,209	195,954
	6/27/2018	(6)	108,015	13,848	2,769	22.00	6/27/2028
	6/27/2018	(7)	—	85,529	—	22.00	6/27/2028
Tom Donnelly	9/30/2014							8,530	136,907	8,530	136,907
	2/29/2016							1,836	29,468	1,836	29,468
	6/27/2018	(6)	108,026	13,850	2,769	22.00	6/27/2028
	6/27/2018	(7)	—	42,764	—	22.00	6/27/2028

(1)

For stock awards, represents the original grant date of the Class A Units or Class B Units, as applicable, that were converted to restricted stock awards in connection with the IPO. See “Compensation Discussion and Analysis—Executive Compensation Program Elements—Long-Term Equity Incentive Awards—Actions in Connection with the IPO”.

(2)

Reflects fully-vested Top-Up Options that were granted in connection with vested Class B Units and 80% of the performance-vesting Top-Up Options that were first eligible to vest with respect to fiscal 2018 that vested as of September 30, 2018. See “Compensation Discussion and Analysis –Executive Compensation Program Elements—Long-Term Equity Incentive Awards –Actions in Connection with the IPO—Top-Up Options” and “Compensation Discussion and Analysis—Executive Compensation Program Elements—Long-Term Equity Incentive Awards—Vesting of Restricted Stock and Options Based on Fiscal Year 2018 Performance”.

(3)

Reflects time-vesting restricted shares of our common stock that were converted from time-vesting Class B Units. Unvested time-vesting restricted shares generally vest 20% per year on each of the first five anniversaries of the date of grant, with the exception that with respect to Mr. Donnelly’s February 29, 2016 grant, 20% was vested on the date of grant and the remaining shares vest on the same schedule as his September 30, 2014 grant. Vesting of the restricted shares will be accelerated upon a change of control that occurs while the executive is still employed by us, as described under “Potential Payments to Named Executive Officers Upon Termination or Change of Control—Terms of Equity Award Grants.”

(4)	Amounts reported are based on $16.05, which was the closing price of our common stock on September 28, 2018, the last business day before the end of our fiscal year.
(5)

Reflects performance-vesting restricted shares of our common stock that were converted from performance-vesting Class B Units. Performance-vesting restricted shares are generally scheduled to vest with respect to 20% on the last day of each of the first five fiscal years, subject to the Company’s achievement of annual adjusted EBITDA targets, but if any 20% tranche of performance-vesting restricted shares fail to vest in one fiscal year due to the Company not achieving the applicable annual adjusted EBITDA target for such fiscal year, such performance-vesting Class B Units remain eligible to vest in the immediately subsequent fiscal year if the Company achieves a cumulative adjusted EBITDA target for the two respective fiscal years combined. Since the performance periods for the performance-vesting criteria for each of the fiscal years subsequent to fiscal year 2018 have not commenced as of the end of fiscal year 2018, the number and market value of the performance-vesting restricted shares for these years reported in the “Equity Incentive Plan Awards” column above is based on the Company receiving “threshold” level of performance of 20%, which is the amount that would vest if the Company achieved its specified adjusted EBITDA target for only one tranche of performance-vesting restricted shares. In November 2018, the Compensation Committee amended all performance-vesting restricted stock awards and options that were first eligible to vest with respect to fiscal 2018 so that they vested with respect to 80% of such shares of restricted stock and options on September 30, 2018. The remaining 20% will vest in fiscal year 2019 if the cumulative adjusted EBITDA goal for that fiscal year is achieved. The total number of performance-vesting restricted shares outstanding as of September 30, 2018 assuming maximum performance for each of our NEOs is: Mr. Masterman (134,746); Mr. Feenan (49,432); Mr. Gottsegen (20,426); Mr. Herold (14,651); and Mr. Donnelly (12,438). The actual numbers of shares that will be issued is not yet determinable.
(6)

Reflects Top-Up Options, which have the same vesting terms and conditions as the Class B Units from which they were converted, and are vested or unvested in the same proportion as the corresponding grant of Class B Units was vested and unvested immediately prior to the IPO.

Amounts set forth in the “Number of Securities Underlying Unexercised Options” column represent time-vesting Top-Up Options. For Mr. Masterman, the amount includes (i) 520,000 options that vest in four equal annual installments beginning on December 22, 2018 and (ii) 22,727 options that vest in five approximately equal annual installments beginning on February 21, 2019. For Mr. Feenan, the amount includes (i) 88,017 options that vest in three equal annual installments beginning on February 28, 2019, (ii) 65,000 options that vest in four equal annual installments beginning on November 10, 2018 and (iii) 22,725 options that vest in five equal annual installments beginning on February 21, 2019. Mr. Gottsegen’s time-vesting Top-Up Options vest in three equal annual installments beginning on February 29, 2019. All of Mr. Herold’s time-vesting Top-Up Options vest on January 31, 2019. All of Mr. Donnelly’s time-vesting Top-Up Options vest on September 30, 2019.

Amounts set forth in the “Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options” column represent performance-vesting Top-Up Options. Performance-vesting Top-Up Options vest upon achievement of annual adjusted EBITDA targets, but if any tranche of performance-vesting options fail to vest in one fiscal year due to the Company not achieving the applicable annual adjusted EBITDA target for such fiscal year, such performance-vesting options will remain eligible to vest in the immediately subsequent fiscal year if the Company achieves a cumulative adjusted EBITDA target for the two respective fiscal years combined. Since the performance periods for the performance-vesting criteria for each of the fiscal years subsequent to fiscal year 2018 have not commenced as of the end of fiscal year 2018, the number and market value of the performance-vesting Class B Units for these years reported in this column is based on the Company receiving “threshold” level of performance which is the amount that would vest if the Company achieved its specified adjusted EBITDA target for only one tranche (the tranche with the lowest number of options subject to vesting) of performance-vesting Top-Up Options. The total number of performance-vesting Top-Up Options outstanding as of September 30, 2018 assuming maximum performance for each of our NEOs is: Mr. Masterman (435,091); Mr. Feenan (164,972); Mr. Gottsegen (64,673); Mr. Herold (16,617); and Mr. Donnelly (16,619). The actual numbers of options that will become exercisable are not yet determinable.

Each of our NEO’s performance-vesting Top-Up Options are eligible to vest as follows: Mr. Masterman –an average of 134,545 options for each of the fiscal 2019, 2020 and 2021 performance periods and 4,546 options for the fiscal 2022 performance period; Mr. Feenan –50,133 options for each of the fiscal 2019 and 2020 performance periods, 50,134 options for the fiscal 2021 performance period and 4,545 options for the fiscal 2022 performance period; Mr. Gottsegen –an average of 20,210 options for each of the fiscal 2019, 2020 and 2021 performance periods; Mr. Herold – 13,848 options for the fiscal 2021 performance period; and Mr. Donnelly—13,849 options for the fiscal 2021 performance period. In addition, in November 2018, the Compensation Committee amended all performance-vesting options that were first eligible to vest with respect to fiscal 2018 so that they vested with respect to 80% of such shares of restricted stock and options on September 30, 2018. The remaining 20% for each of our NEOs (Mr. Masterman (26,909), Mr. Feenan (10,026), Mr. Gottsegen (4,042), Mr. Herold (2,769), and Mr. Donnelly (2,769)) will vest in fiscal year 2019 if the cumulative adjusted EBITDA goal for that fiscal year is achieved.

(7)

Reflects IPO Options, which are time-vesting options that vest as to 25% of the shares subject to such option on each anniversary of the grant date, subject to continued employment on each applicable vesting date.

Option Exercises and Stock Vested in Fiscal Year 2018

None of our NEOs exercised options in fiscal 2018. The following table provides information regarding equity awards vested during fiscal 2018.

	Equity Awards
Name	Number of Shares or Units Acquired on Vesting (#)		Value Realized on Vesting ($)(2)
Andrew Masterman	(1	)(3)	1,955,911
John Feenan	(1)		532,484
Jonathan Gottsegen	(1)		231,542
Jeff Herold	(1)		651,184
Tom Donnelly	(1	)(4)	317,065

(1)

Prior to the IPO, on December 22, 2017 for Mr. Masterman and on February 29, 2018 for Messrs. Feenan, Gottsegen and Herold, certain time-vesting Class B Units that were granted to such NEOs vested. In addition, certain performance-vesting Class B Units vested on February 21, 2018, prior to the IPO. The values realized on vesting of these awards were based on the appreciation in the value of our business from the date of grant through the vesting date, based on the Company’s most recent valuation as of that date, and are as follows:

	Type of Award (#)	Number of Vested Units (#)	Value Received on Vesting ($)
Mr. Masterman	Time-Vesting Class B Units	171,058	0(a)
	Performance-Vesting Class B Units	85,529	170,202
Mr. Feenan	Time-Vesting Class B Units	59,986	119,372
	Performance-Vesting Class B Units	29,983	59,666
Mr. Gottsegen	Time-Vesting Class B Units	26,594	52,922
	Performance-Vesting Class B Units	13,297	26,461
Mr. Herold	Time-Vesting Class B Units	26,057	268,648
	Performance-Vesting Class B Units	13,028	91,457
Mr. Donnelly	Performance-Vesting Class B Units	12,107	69,940

(a)

As of the December 22, 2017, the value of our business had not appreciated to a level that would have created value in those Class B Units granted to Mr. Masterman. Therefore, we believe the value realized on vesting of those Class B Units was zero.

In addition, as described in “Compensation Discussion and Analysis—Executive Compensation Program Elements—Long-Term Equity Incentive Awards—Actions in Connection with the IPO” above, the Company accelerated the vesting of certain performance-vesting Class B Units and converted vested Class B Units into common stock of the Company at the time of the IPO. The number of shares of common stock and the value each NEO received on vesting with respect to the performance-vesting Class B Units that vested in connection with the IPO is, therefore, as follows:

	Number of Vested Class B Units (#)	Number of Vested Shares of Common Stock (#)	Value Received on Vesting ($)
Mr. Masterman	85,529	20,527	451,593
Mr. Feenan	29,983	7,196	158,310
Mr. Gottsegen	13,297	3,191	70,208
Mr. Herold	13,028	6,105	134,319
Mr. Donnelly	12,107	5,184	114,039

In addition, as described in “Compensation Discussion and Analysis—Executive Compensation Program Elements—Long-Term Equity Incentive Awards—Vesting of Restricted Stock and Options Based on Fiscal Year 2018 Performance” above, the Compensation Committee amended all performance-vesting restricted stock awards and options that were first eligible to vest with respect to fiscal 2018 so that they vested with respect to 80% of such shares of restricted stock and options on September 30, 2018. The number of shares of performance-vesting restricted stock that were deemed vested as of September 30, 2018 and the value each NEO received, based on the closing price of our common stock on the vesting date is as follows:

	Number of Performance- Vesting Restricted Shares (#)	Value Received on Vesting ($)
Mr. Masterman	33,486	537,450
Mr. Feenan	12,158	195,136
Mr. Gottsegen	5,106	81,951
Mr. Herold	9,767	156,760
Mr. Donnelly	8,292	133,086

(2)	Reflects the sum of the applicable amounts set forth in footnotes 1, 3 and 4.
(3)

For Mr. Masterman, includes 44,857 time-vesting restricted stock awards that were converted from Class A Units that vested on September 1, 2018, with a value realized on vesting of $796,660, which is based on the Company’s closing price of our common stock on the vesting date.

(4)

For Mr. Donnelly, includes 10,366 time-vesting restricted stock awards that were originally granted on September 30, 2014 and February 29, 2016 (and converted from Class B Units at the time of the IPO) that vested on September 30, 2018. The value realized on vesting was $166,374, which is based on the Company’s closing price of our common stock on the vesting date.

Non-Qualified Deferred Compensation—Fiscal Year 2018

Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)(2)	Aggregate Earnings in Last FY ($)(3)	Aggregate Withdrawals/ Distributions ($)		Aggregate Balance at Last FYE ($)(4)
Andrew Masterman	55,250	—	9,172	—		96,559
John Feenan	48,750	—	32,535	—		216,323
Jonathan Gottsegen	—	—	—	—		—
Jeff Herold	134,595	—	52,303	109,897	(5)	482,673
Tom Donnelly	—	—	—	—		—

(1)

The amounts in this column were contributed to our ESP and are reported as compensation for fiscal year 2018 in the “Base Salary” or “Non-Equity Incentive Plan Compensation” columns of the Summary Compensation Table.

(2)	The amounts in this column were contributed to our ESP and are reported as compensation for fiscal year 2018 in the “All Other Compensation” column of the Summary Compensation Table.
(3)	Amounts in this column are not reported as compensation for fiscal year 2018 in the “Summary Compensation Table” since they do not reflect above-market or preferential earnings.
(4)

Reflects aggregate ESP balance at September 30, 2018. Of the totals in this column, the following amounts were previously reported in the “Summary Compensation Table”: Mr. Masterman (41,894); Mr. Feenan (59,000); Mr. Herold (39,367); Mr. Donnelly (23,950).

(5)	Distributed pursuant to an in-service distribution elected by Mr. Herold at the time he made the deferral.

Executive Savings Plan

We maintain the ESP, an unfunded, deferred compensation plan for a select group of management or highly compensated employees. The ESP is maintained primarily for the purpose of providing a select group of management or highly compensated employees with an opportunity to defer up to 70% of their base salary and annual performance bonus, to be paid either upon a termination of employment or a specified future date, in each case either in a lump sum or in installments. It allows eligible employees to save for the future, above and beyond the limits in place for their 401(k) plan. The ESP is intended to be “unfunded” for purposes of both ERISA and the Code. The ESP is not intended to be a qualified plan under section 401(a) of the Code. During fiscal year 2017, we provided a matching contribution (using the same formula under the 401(k) plan) with respect to base salary (but not bonus) deferrals under the ESP. Each participating executive’s subaccounts under the ESP will be paid out upon separation from service or on the in-service distribution date elected by the executive at the time the deferral was made, in a lump sum or in monthly, quarterly or annual installments over 2 to 15 years, as elected by the executive at the time of deferral. The Company has adopted a “rabbi” trust, which holds assets that are to be used to fund the payment of benefits under the ESP but remain subject to the claims of our creditors in the event of an insolvency or bankruptcy. Each of our NEOs, other than Mr. Gottsegen, participated in the ESP during our 2018 fiscal year.

On January 1, 2018, the NEOs became eligible to participate in the Company’s 401(k) plan and as a result, became eligible to receive the same level of matching Company 401(k) contributions as all our employees under this plan. Prior to January 1, 2018, the NEOs and certain other senior employees were not eligible to participate in the 401(k) plan and therefore were only eligible to defer salary or bonus under the ESP (and to receive matching contributions from the Company on salary (but not bonus) deferrals under the ESP).

The table below shows the funds available under the ESP and their annual rate of return as of September 30, 2018, as reported by the administrator of the ESP.

Name of Investment Fund	Annual Rate of Return %
T. Rowe Price Blue Chip Growth Fund	27.25
William Blair Small-Mid Cap Growth Fund	27.02
Fidelity 500 Index Fund – Premium Class	17.87
John Hancock Funds Disciplined Value Fund	12.5
Fidelity Freedom 2055 Fund Class K	9.64
Fidelity Freedom 2040 Fund Class K	9.68
Fidelity Freedom 2045 Fund Class K	9.63
Fidelity Freedom 2050 Fund Class K	9.63
Fidelity Freedom 2060 Fund Class K	9.65
Fidelity Freedom 2035 Fund Class K	9.32
Fidelity Extended Market Index Fund Premium Class	16.13
AB Discovery Value Fund Class Z	10.31
Fidelity Freedom 2030 Fund Class K	7.77
Fidelity Freedom 2025 Fund Class K	6.4
Vanguard Total International Stock Index Fund	1.61
Fidelity Freedom 2020 Fund Class K	5.73
Fidelity Freedom 2015 Fund Class K	4.93
Fidelity Diversified International Fund Class K	2.48
Fidelity Freedom 2010 Fund Class K	4.01
Fidelity Freedom 2005 Fund Class K	2.98
Fidelity Freedom Income Fund Class K	1.91
BlackRock Strategic Income Opportunities Fund	0.83
Fidelity Total Bond Fund (FTBFX)	-0.64
Fidelity U.S. Bond Index Fund Premium Class	-1.32
Fidelity Government Money Market Fund	1.19
Principal Diversified Real Asset Fund	3.28

Potential Payments to Named Executive Officers Upon Termination of Employment or Change of Control

Due to the number of factors that affect the nature and amount of any benefits provided upon the events discussed below, any actual amounts paid or distributed may be different from those estimated below. Factors that could affect these amounts include the timing during the year of any such event and the valuation of the Company at that time. There can be no assurance that a termination or change of control would produce the same or similar results as those described below if any assumption used to prepare this information is not correct in fact.

Termination Provisions in Employment Agreements

Qualifying Termination. Pursuant to the terms of each NEO’s employment agreement, if the executive’s employment is terminated by us without cause or the executive resigns with good reason, subject to such executive’s execution of a release of claims and continued compliance with certain restrictive covenants, the executive will be entitled to:

•	a severance payment equal to his then-current annual base salary, paid in periodic installments over a period of 12 months;

•	a pro-rated annual bonus in respect of the fiscal year in which his termination occurs based on actual performance;

•	continuation of COBRA coverage at active employee rates (with the Company paying the remainder of the premium) for up to 18 months following termination; and

•	outplacement services for 12 months following termination in an amount not to exceed $7,500.

Additionally, if an NEO’s employment is terminated within the one-year period following a change of control, such NEO will be entitled to an additional severance payment equal to his target annual bonus for the year of termination, also paid in periodic installments over a period of 12 months.

Any severance payments or benefits payable to an NEO upon a termination of employment described above is subject to the NEO executing a general release of claims and continuing to comply with certain restrictive covenants, described below.

Under the employment agreements, “cause” generally means dishonesty, misconduct, conviction of a crime involving moral turpitude, substance abuse, misappropriation of funds, gross neglect of his duties, or violation of the executive’s restrictive covenants under the employment agreement.

Under the employment agreements, “good reason” generally means, without the executive’s prior written consent: (i) a material reduction in base salary or target annual bonus opportunity; (ii) a material reduction of duties and responsibilities; or (iii) a relocation of the executive’s principal office to a location more than 50 miles away. To be considered a resignation from employment for good reason, the NEO must provide written notice of termination within 60 days of the occurrence of such conditions giving rise to good reason and the Company must fail to cure the grounds that constitute good reason.

Termination Due to Death/Disability. In the event of termination of employment due to death, an NEO’s estate is entitled to receive continued base salary payments through the end of the month in which such termination occurs. Also, in the event of termination of employment due to death or disability, an NEO will become vested in an additional 20% tranche of time-vesting restricted shares.

Change of Control. In the event of a change of control, (x) all time-vesting restricted shares held by our NEOs that are not previously vested or forfeited as well as (y) the portion of performance-vesting units held by our NEOs which were first eligible to vest (but did not vest) in the 2017 fiscal year, will fully accelerate and become vested (which portion vested upon the consummation of our IPO). Upon the occurrence of a change of control, performance-vesting restricted shares are eligible to vest if the KKR Sponsor realizes both a 25% IRR and a 2.5 times MOIC in connection with such change of control. Additionally, if a change of control occurs prior to December 5, 2021, Mr. Masterman is entitled to accelerated payment of a retention bonus equal to $521,000 that is otherwise payable subject to his continued employment on that date.

Restrictive Covenants. Each NEO’s employment agreement contains: (i) perpetual confidentiality covenants that protect proprietary information, developments and other intellectual property and confidential information and materials of the Company and its affiliates, (ii) a non-competition covenant that prohibits the NEO from engaging in any capacity in business activities that are competitive with the business activities of the Company or its affiliates during employment and for the one year period after termination of employment for any reason, (iii) a non-solicitation covenant that prohibits the NEO from soliciting our customers during employment and for the one year period following termination for any reason, (iv) a non-solicitation covenant that prohibits the NEO from soliciting any of our employees during employment and for the one year period after termination of employment for any reason, and (v) a non-disparagement covenant that prohibits the executives from disparaging the Company or the Company and our senior officers and directors from disparaging each of the NEOs.

Treatment of Equity Awards

Time-Vesting Restricted Stock. Upon a termination of employment for any reason all unvested time-vesting restricted stock awards will be forfeited. Upon the occurrence of a change of control, time-vesting restricted stock awards would fully vest.

Performance-Vesting Restricted Stock. Upon a termination of employment for any reason all unvested performance-vesting restricted stock awards will be forfeited. Upon the occurrence of a change of control, performance-vesting restricted stock would be eligible to vest if affiliates of KKR Sponsor realized both a 25% IRR and a 2.5 times MOIC in connection with such change of control.

Top-Up Options and IPO Options. Upon a termination of employment for any reason any unvested nonqualified stock options shall be forfeited and any vested nonqualified stock options shall remain exercisable for a period of time following such termination of employment; provided that upon a termination of employment for “cause” all vested and unvested nonqualified options will immediately be forfeited.

Potential Payments Upon Termination or Change of Control

The information below describes and estimates certain compensation that would become payable under plans and arrangements if each NEO’s employment had terminated on September 28, 2018, the last business day of fiscal year 2018, given the NEO’s compensation as of, and based on the terms of such NEO’s employment agreement and arrangements in effect on, such date. In the case of Mr. Masterman, it also describes the accelerated payment of the retention bonus otherwise due to him on December 5, 2021 if a change of control occurs prior to that date. A description of the provisions governing such payments under our agreements and any material conditions or obligations applicable to the receipt of payments are described above.

The amounts shown in the table do not include payments and benefits to the extent they are provided generally to all salaried employees upon termination of employment and do not discriminate in scope, terms or operation in favor of the NEOs.

Name	Cash Severance Payment ($)(1)		Continuation of Group Health Coverage ($)(2)	Value of Equity Acceleration ($)(3)	Outplacement Services ($)	Total ($)
Andrew Masterman
Qualifying Termination	1,733,697		31,910	—	7,500	1,773,107
Qualifying Termination Within One Year of a Change of Control	2,583,697		31,910	—	7,500	2,623,107
Death or Disability	2,329		—	671,821	—	674,150
Change of Control	521,000	(4)	—	2,700,124	—	3,221,124
John Feenan
Qualifying Termination	1,156,826		32,788	—	7,500	1,197,114
Qualifying Termination Within One Year of a Change of Control	1,644,326		32,788	—	7,500	1,684,614
Death or Disability	1,781		—	243,944	—	245,725
Change of Control	—		—	839,897	—	839,897
Jonathan Gottsegen
Qualifying Termination	876,845		23,785	—	7,500	908,130
Qualifying Termination Within One Year of a Change of Control	1,200,845		23,785	—	7,500	1,232,130
Death or Disability	1,479		—	102,447	—	103,926
Change of Control	—		—	307,342	—	307,342
Jeff Herold
Qualifying Termination	863,171		26,546	—	7,500	897,217
Qualifying Termination Within One Year of a Change of Control	1,226,921		26,546	—	7,500	1,260,967
Death or Disability	1,329		—	195,955	—	197,284
Change of Control	—		—	195,955	—	195,955
Tom Donnelly
Qualifying Termination	827,576		21,449	—	7,500	856,525
Qualifying Termination Within One Year of a Change of Control	1,176,326		21,449	—	7,500	1,205,275
Death or Disability	1,274		—	166,374	—	167,648
Change of Control	—		—	166,374	—	166,374

(1)

With respect to a qualifying termination, cash severance payment includes 12 months of base salary and the pro rata portion of the annual cash bonus award earned by the NEO in fiscal year 2018. With respect to a qualifying termination within one year following a change of control, includes an additional severance payment equal to the NEO’s target annual bonus with respect to the 2018 annual bonus plan. For purposes of this table, amounts shown reflect target annual bonuses for the entire fiscal year 2018. Upon termination due to death or disability, an NEO’s estate is entitled to receive continued base salary payments through the end of the month in which such termination occurs.

(2)	Amounts in this column reflect the cost of providing continued COBRA coverage at active employee rates for 18 months following termination.
(3)

Upon termination due to death or disability, an NEO will become vested in an additional 20% tranche of time-vesting restricted shares. In the event of a change of control, all time-vesting restricted shares held by our NEOs that are not previously vested or forfeited will fully accelerate and become vested. The amounts reported are based $16.05, the closing price of our common stock on September 28, 2018, the last business day before the end of our fiscal year. In addition, upon the occurrence of a change of control, performance-

vesting restricted shares are eligible to vest if the KKR Sponsor realizes both a 25% IRR and a 2.5 times MOIC in connection with such change of control. See “Potential Payments to Named Executive Officers Upon Termination of Employment or Change of Control—Treatment of Equity Awards.” The amount reported in the table assumes that the KKR Sponsor does not achieve the required IRR and MOIC.

(4)	Payable in the event of a change of control that occurs prior to its regularly scheduled December 5, 2021 payment date.

Director Compensation in Fiscal 2018

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(1)(2)	Total ($)
James R. Abrahamson	80,000	—	80,000
David R. Caro(3)(4)	—	—	—
Paul E. Raether(3)	—	—	—
Richard W. Roedel	80,000	100,000	180,000
Pastor Velasco(4)	—	100,000	100,000
Joshua T. Weisenbeck(3)	—	—	—

(1)	Includes amounts paid under our pre-IPO compensation program for outside directors.
(2)

As to Mr. Roedel, represents 6,109 Class A Units having a grant date fair value calculated in accordance with ASC Topic 718 of $17.56 per unit, which Class A Units were converted into unvested restricted shares of our common stock in connection with the IPO and which will vest in full on January 29, 2019. The assumptions used in the valuation are discussed in Note 14 “Equity-Based Compensation” to our audited consolidated financial statements contained in our 2018 Annual Report. On October 17, 2017, Velco Consulting, LLC, the entity with whom we contracted to obtain Mr. Velasco’s services as a non-employee director, received a fully vested grant of 6,109 Class A Units having a grant date fair value calculated in accordance with ASC Topic 718 of $16.37 per Class A Unit, which grant was issued in arrears for Mr. Velasco’s services as a non-employee director for fiscal year 2017. As of September 30, 2018, Mr. Roedel had 6,109 unvested restricted shares of our common stock outstanding and Mr. Abrahamson did not have any unvested restricted shares of our common stock outstanding.

(3)	Received no compensation as associated with our Sponsors.
(4)	Mr. Velasco resigned from the Board as of October 17, 2017. Mr. Caro resigned from the Board as of October 10, 2018.

Description of Director Compensation

This section contains a description of the material terms of our compensation arrangements for our non-employee directors in fiscal year 2018.

Sponsor Directors

Our non-employee directors associated with our Sponsors, including Messrs. Caro, Raether and Weisenbeck, received no compensation for their services on the Board in fiscal 2018.

Messrs. Abrahamson, Roedel and Velasco

Each of our non-employee directors not associated with our Sponsors is entitled to an annual cash retainer of $80,000, payable quarterly in arrears. The annual retainer payments for Mr. Velasco were made to Velco Consulting, LLC, the entity with whom we contracted to obtain Mr. Velasco’s services as a non-employee director. Mr. Velasco resigned from the Board on October 17, 2017.

Upon becoming a member of our board of directors, our non-employee directors are entitled to a one-time grant of restricted stock units having a grant date fair market value equal to $100,000, which will be based on the average closing price of our common stock over the 30 calendar day period ending on the last business day before the grant date and vest 100% on the first anniversary of the director’s start date or earlier upon the occurrence of a change of control.

In addition, our non-employee directors are entitled to an annual grant of restricted stock units having a grant date fair market value equal to $100,000 to be granted on the first business day following our annual meeting of stockholders and which will be based on the average closing price of our common stock over the 30 calendar day period ending on the last business day before the grant date and vest 100% on the business day immediately preceding our next annual meeting of stockholders. The restricted stock units will vest upon a change in control. Upon a termination of services for any reason prior to a vesting date any unvested restricted stock units will be forfeited.

Our directors are not paid any fees for attending meetings. However, our directors are reimbursed for travel and lodging expenses associated with attendance at board or committee meetings.

Compensation Committee Interlocks and Insider Participation

During fiscal 2018, none of the members of our Compensation Committee has at any time been one of our executive officers or employees. None of our executive officers currently serves, or has served during the last completed fiscal year, on the compensation committee or board of directors of any other entity that has one or more executive officers serving as a member of our Board of Directors or Compensation Committee. Messrs. Raether and Weisenbeck are affiliates of KKR. We are parties to certain transactions with KKR described below under “Transactions with Related Persons”.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth, as of September 30, 2018, certain information related to our compensation plans under which shares of our common stock may be issued.

	Number of securities to be issued upon exercise of outstanding options, warrants and rights(1)	Weighted- average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans(2)
Equity compensation plans approved by stockholders:
2018 Omnibus Incentive Plan	5,718,849	22.00	4,005,576
2018 Employee Stock Purchase Plan	—	N/A	1,100,000

(1)	Relates to shares of our common stock issuable upon the exercise of stock options awarded under our 2018 Omnibus Incentive Plan.
(2)	Relates to additional shares reserved for future awards under our 2018 Omnibus Incentive Plan and our 2018 Employee Stock Purchase Plan, as applicable.

OWNERSHIP OF SECURITIES

The following table and accompanying footnotes set forth information regarding the beneficial ownership of our common stock as of January 11, 2019 by: (1) each person known to us to beneficially own more than 5% of our common stock, (2) each of the named executive officers, (3) each of our directors and (4) all of our directors and executive officers as a group.

A person is a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of the security, or “investment power,” which includes the power to dispose of or to direct the disposition of the security or has the right to acquire such powers within 60 days.

To our knowledge, unless otherwise noted in the footnotes to the following table, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to their beneficially owned common stock.

Securities subject to option grants that have vested or will vest within 60 days are deemed outstanding for calculating the percentage ownership of the person holding the options, but are not deemed outstanding for calculating the percentage ownership of any other person.

As of January 11, 2019, there were 104,709,023 shares of our common stock outstanding.

Name of beneficial owner	Amount and Nature of Beneficial Ownership(1)	Percent of Common Stock Outstanding
Beneficial Owners of More than 5%
Investment funds affiliated with KKR (2)	58,418,246	55.8%
Investment funds affiliated with MSD Partners (3)	13,630,362	13.0%
Directors and Named Executive Officers:
Andrew V. Masterman	1,175,158	1.1%
John A. Feenan	460,004	*
Jeffery R. Herold (4)	616,757	*
Thomas C. Donnelly(5)	410,639	*
Jonathan M. Gottsegen	190,830	*
James R. Abrahamson	39,607	*
Shamit Grover (6)	—	*
Paul E. Raether (7)	—	*
Richard W. Roedel (8)	69,515	*
Joshua T. Weisenbeck (7)	—	*
All directors and executive officers as a group (11 persons)	3,048,589	2.8%

*	Less than one percent.
(1)

The number of shares reported includes shares subject to purchase upon exercise of stock options that are currently exercisable or exercisable within 60 days after January 11, 2019 and is as follows: Mr. Masterman, 502,181 shares; Mr. Feenan, 210,753 shares; Mr. Herold, 121,863 shares; Mr. Donnelly, 108,026 shares; Mr. Gottsegen, 97,010 shares; and all directors and executive officers as a group, 1,065,976 shares.

(2)

Represents shares directly owned by KKR BrightView Aggregator L.P. KKR BrightView Aggregator GP LLC, as the general partner of KKR BrightView Aggregator L.P., KKR North America Fund XI L.P., as the sole member of KKR BrightView Aggregator GP LLC, KKR Associates North America XI L.P., as the general partner of KKR North America Fund XI L.P., KKR North America XI Limited, as the general partner of KKR Associates North America XI L.P., KKR Fund Holdings L.P., as the sole shareholder of KKR North America XI Limited, KKR Fund Holdings GP Limited, as a general partner of KKR Fund

Holdings L.P., KKR Group Holdings Corp., as the sole shareholder of KKR Fund Holdings GP Limited and a general partner of KKR Fund Holdings L.P., KKR & Co. Inc., as the sole shareholder of KKR Group Holdings Corp., KKR Management LLC, as the controlling shareholder of KKR & Co. Inc., and Messrs. Henry R. Kravis and George R. Roberts, as the designated members of KKR Management LLC, may be deemed to be the beneficial owners having shared voting and investment power with respect to the shares directly owned by KKR BrightView Aggregator L.P. The principal business address of each of the entities and persons identified in this paragraph, except Mr. Roberts, is c/o Kohlberg Kravis Roberts & Co. L.P., 9 West 57th Street, Suite 4200, New York, NY 10019. The principal business address for Mr. Roberts is c/o Kohlberg Kravis Roberts & Co. L.P., 2800 Sand Hill Road, Suite 200, Menlo Park, CA 94025. Each of Messrs. Raether and Weisenbeck is a member of our Board of Directors and serves as an executive of Kohlberg Kravis Roberts & Co. L.P. and/or one or more of its affiliates. Each of Messrs. Kravis, Roberts, Raether and Weisenbeck disclaims beneficial ownership of the shares held by KKR BrightView Aggregator L.P. The principal business address of each of Messrs. Raether and Weisenbeck is c/o Kohlberg Kravis Roberts & Co. L.P., 9 West 57th Street, New York, New York 10019.
(3)

Represents shares directly owned by MSD Valley Investments, LLC. MSD Partners is the manager of, and may be deemed to beneficially own securities beneficially owned by, MSD Valley Investments, LLC. MSD Partners (GP), LLC, or MSD GP, is the general partner of, and may be deemed to beneficially own securities beneficially owned by, MSD Partners. Each of Glenn R. Fuhrman, John C. Phelan and Marc R. Lisker is a manager of, and may be deemed to beneficially own securities beneficially owned by, MSD GP. The principal business address of each of the entities and persons identified in this paragraph is c/o MSD Partners, L.P., 645 Fifth Avenue, 21st Floor, New York, NY 10022.

(4)	The number of shares beneficially owned by Mr. Herold also includes 265,977 shares held by trust.
(5)	The number of shares beneficially owned by Mr. Donnelly also includes 164,000 shares held by trust.
(6)

Mr. Grover is an employee of MSD Partners, L.P. and disclaims beneficial ownership of the shares owned by entities affiliated with MSD Partners, L.P. The principal business address of Mr. Grover is c/o MSD Partners, L.P., 645 Fifth Avenue, 21st Floor, New York, NY 10022.

(7)	The principal business address of each of Messrs. Raether and Weisenbeck is c/o Kohlberg Kravis Roberts & Co. L.P., 9 West 57th Street, New York, New York 10019.
(8)	The number of shares beneficially owned by Mr. Roedel also includes 41,034 shares held by his spouse.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires executive officers and directors, a company’s chief accounting officer and persons who beneficially own more than 10% of a company’s common stock to file initial reports of ownership and reports of changes in ownership with the SEC and the NYSE. Executive officers, directors, the chief accounting officer and beneficial owners with more than 10% of our common stock are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

Based solely on our review of copies of such reports and written representations from our executive officers, directors, KKR and MSD Partners, we believe that our executive officers, directors, KKR and MSD Partners complied with all Section 16(a) filing requirements during fiscal 2018.

TRANSACTIONS WITH RELATED PERSONS

Stockholders Agreement

In connection with our IPO, we entered into a stockholders agreement with the Sponsors. This agreement grants the Sponsors the right to nominate to our Board of Directors a number of designees equal to: (A) in the case of private equity funds managed by MSD Partners, one director so long as such funds and its affiliates collectively beneficially own at least 50% of the shares of our common stock they held upon the completion of the IPO and (B) in the case of affiliates of KKR, (i) at least a majority of the total number of directors comprising our Board of Directors at such time as long as affiliates of KKR beneficially own at least 50% of the outstanding shares of our common stock; (ii) at least 40% of the total number of directors comprising our Board of Directors at such time as long as affiliates of KKR beneficially own at least 40% but less than 50% of the outstanding shares of our common stock; (iii) at least 30% of the total number of directors comprising our Board of Directors at such time as long as affiliates of KKR beneficially own at least 30% but less than 40% of the outstanding shares of our common stock; (iv) at least 20% of the total number of directors comprising our Board of Directors at such time as long as affiliates of KKR beneficially own at least 20% but less than 30% of the outstanding shares of our common stock; and (v) at least 10% of the total number of directors comprising our Board of Directors at such time as long as affiliates of KKR beneficially own at least 5% but less than 20% of the outstanding shares of our common stock. For purposes of calculating the number of directors that affiliates of KKR are entitled to nominate pursuant to the formula outlined above, any fractional amounts would be rounded up to the nearest whole number and the calculation would be made on a pro forma basis, taking into account any increase in the size of our Board of Directors (e.g., one and one quarter (1 1⁄4) directors shall equate to two directors). In addition, in the event a vacancy on the Board of Directors is created by the death, disability, retirement or resignation of a Sponsor director designee, private equity funds managed by MSD Partners or affiliates of KKR, as applicable, who designated such director shall, to the fullest extent permitted by law, have the right to have the vacancy filled by a new Sponsor director-designee.

The stockholders agreement grants to affiliates of KKR certain governance rights, for as long as affiliates of KKR maintain ownership of at least 25% of our outstanding common stock, including rights of approval over certain corporate and other transactions such as mergers or other transactions involving a change in control and certain rights regarding the appointment of our chief executive officer. In addition the stockholders agreement grants affiliates of MSD Partners certain governance rights, for as long as affiliates of MSD Partners maintain ownership of at least 5% of our outstanding common stock, including rights of approval over any redemption, acquisition or other purchase of any shares of equity securities of the Company from affiliates of KKR other than on a pro rata basis or any transaction between us and affiliates of KKR, with certain exceptions.

Affiliates of KKR are entitled to nominate a majority of the total number of directors comprising our Board of Directors. However, affiliates of KKR have only nominated two directors to our Board of Directors. In the future, affiliates of KKR may, at their discretion, elect to nominate the maximum number of directors it is entitled to nominate under the stockholders agreement.

Amended Parent Limited Partnership Agreement

In connection with the IPO and the pro rata distribution of shares of our common stock to holders of Class A limited partnership units (the “Class A Units”) of Parent L.P. (the “Class A Equity Conversion”), the Second Amended and Restated Limited Partnership Agreement of Parent L.P. (the “Parent Limited Partnership Agreement”) was amended to survive the IPO and the dissolution of Parent L.P. following the Class A Equity Conversion. As amended, BrightView serves as successor to BrightView GP I, LLC, the general partner of the Parent L.P., and any terms referencing Parent L.P. or securities of Parent L.P. are deemed to reference BrightView or securities of BrightView, respectively. The as amended Parent Limited Partnership Agreement (the “Amended Parent Limited Partnership Agreement”) preserves certain rights of the limited partners party to the Parent Limit Partnership Agreement that under the terms of the Parent Limited Partnership Agreement were intended to survive an initial public offering by Parent L.P. or any of its subsidiaries. Such rights include certain registration rights, preemptive rights, tag-along rights and drag-along rights for stockholders party to the Parent Limited Partnership Agreement, each of which is described further below.

Registration Rights

Subject to certain conditions, the Amended Parent Limited Partnership Agreement provides KKR and its affiliates with an unlimited number of “demand” registrations. Eligible holders that acquired interests in Parent L.P. in connection with our acquisition of ValleyCrest Holding Co. on June 30, 2014 (the “ValleyCrest Acquisition”) (such holders, including MSD Partners, being referred to herein as the “ValleyCrest Holders”), may after the fourth anniversary of the completion of the IPO request that the Company file a shelf registration statement, so long as such eligible holder holds at least 7.5% of our outstanding common stock at the time of such request. Under the Amended Parent Limited Partnership Agreement, all holders of registrable securities party thereto are provided with customary “piggyback” registration rights following the IPO, with certain exceptions. The Amended Parent Limited Partnership Agreement also provides that we will pay certain expenses of these holders relating to such registrations and indemnify them against certain liabilities which may arise under the Securities Act. The “piggyback” registration right of our directors, senior executive officers and other employees party to the Amended Parent Limited Partnership Agreement (such stockholders being referred to herein as the “Management Stockholders”), will terminate upon the earlier of a Change of Control (as defined in the Amended Parent Limited Partnership Agreement) and an underwritten offering of our common stock, registered under the Securities Act, in which KKR or its affiliates receive aggregate proceeds of at least $50 million, net of underwriting discounts, fees of counsel, consultants and advisors or any similar fees (such offering being referred to herein as a “Qualified Public Offering”).

Transfer Restrictions

The Amended Parent Limited Partnership Agreement imposes restrictions on transfers of shares of our common stock held by the stockholders party thereto. Management Stockholders are generally prohibited from transferring their shares prior to the earlier of (i) the second anniversary of the completion of this offering and (ii) the date on which KKR or its affiliates sell at least 50% of the shares of our common stock that were converted from the interests indirectly acquired by an affiliate of KKR in our company in December 2013. However, these transfer restrictions, with respect to the shares held by Management Stockholders, terminate upon the earlier of a Change of Control (as defined in the Amended Parent Limited Partnership Agreement) and a Qualified Public Offering.

The ValleyCrest Holders are generally prohibited from transferring their shares prior to the fourth anniversary of the completion of this offering; provided, however, after the second anniversary of the completion of this offering such stockholders may transfer shares subject to certain volume limitations contained in Rule 144 under the Securities Act. However, shares held by any stockholder party to the Amended Parent Limited Partnership Agreement may be transferred (i) pursuant to an effective registration statement under the Securities Act filed by the Company in accordance with the Amended Parent Limited Partnership Agreement and upon the proper exercise of certain “piggyback” registration rights (described above), (ii) certain transfers to certain family members (as specified in the Amended Parent Limited Partnership Agreement) of a stockholder or a stockholder’s trust in accordance with the Amended Parent Limited Partnership Agreement, (iii) transfers approved by our Board of Directors in writing (such approval being in the sole discretion of our Board of Directors) or (iv) in connection with the exercise of the rights described herein. Shares held by KKR or its affiliates will not be restricted from being transferred under the Amended Parent Limited Partnership Agreement.

Preemptive Rights

In connection with an issuance of equity securities to KKR or its affiliates, the Amended Parent Limited Partnership Agreement grants the ValleyCrest Holders and certain individuals party thereto the right to purchase such securities at the same price and on the same terms as the equity securities to be offered to KKR or its affiliate.

In connection with an issuance of debt securities by the Company, whereby KKR or its affiliates hold at least 30% of the debt securities offered in such transaction after the underwriting and syndication of the offering, the Amended Parent Limited Partnership Agreement grants the ValleyCrest Holders the right to purchase such debt securities at the same price and on the same terms as the debt securities acquired by KKR or its affiliates.

These preemptive rights terminate upon the earlier of a Change of Control (as defined in the Amended Parent Limited Partnership Agreement) and a Qualified Public Offering.

Tag-Along and Drag-Along Rights

The Amended Parent Limited Partnership Agreement grants the stockholders party to the Amended Parent Limited Purchase Agreement the right to participate in certain sales of shares of our common stock by KKR or its affiliates (such right being referred to herein as the “Tag-Along Right”), and requires such stockholders to participate in any such sale if so elected by KKR or its affiliates in the event that they are proposing to sell stock in a transaction that would constitute a Change in Control (as defined in the Amended Parent Limited Partnership Agreement) (such right being referred to herein as the “Drag-Along Right”). The Tag-Along rights described above terminate upon the earlier of a Change of Control (as defined in the Amended Parent Limited Partnership Agreement) and a Qualified Public Offering; provided, however, with respect to the ValleyCrest Holders, such rights terminate only after the fourth anniversary of the completion of this offering. The Drag-Along Rights described above terminate upon the earlier of a Change of Control (as defined in the Amended Parent Limited Partnership Agreement) and a Qualified Public Offering.

Management Stockholders’ Right to Cause Repurchases and Redemptions

The Amended Parent Limited Partnership Agreement also provides for Management Stockholders’ ability to cause us to repurchase their outstanding stock and vested options in the event of their termination without cause, resignation or death or disability. Pursuant to the Amended Parent Limited Partnership Agreement, Management Stockholders, in the aggregate, may only cause the Company to repurchase shares in an aggregate amount of $2.5 million in any twelve month period in connection with resignations without “Good Reason” (as defined in the Amended Parent Limited Partnership Agreement). The Amended Parent Limited Partnership Agreement also provides for our ability to cause a Management Stockholder to sell his or her stock or options back to the Company upon certain termination events. Our right to cause a Management Stockholder to sell his or her options back to the Company and Management Stockholders’ ability to cause us to repurchase their outstanding stock and vested options, as described above, each terminate upon the earlier of a Change of Control (as defined in the Amended Parent Limited Partnership Agreement) and a Qualified Public Offering.

Monitoring Agreement

In connection with the ValleyCrest Acquisition, we entered into a monitoring agreement (the “Monitoring Agreement”), with the Sponsors pursuant to which the Sponsors provided management and advisory services to us and received fees and reimbursements of related out-of-pocket expenses. We paid management and/or advisory fees of $1.6 million to KKR and $463,000 to MSD Capital in fiscal 2018.

The Monitoring Agreement terminated upon the consummation of the IPO and we paid termination fees of approximately $7.6 million and $3.4 million to KKR and MSD Capital, respectively.

Indemnification Agreement

In connection with the ValleyCrest Acquisition, we entered into an indemnification agreement with the Sponsors, whereby the parties agreed to customary exculpation and indemnification provisions in favor of the Sponsors in connection with certain transactions, including in connection with the services provided under the Monitoring Agreement and transaction fee agreements.

Relationship with KKR Capital Markets

KKR Corporate Lending LLC, an affiliate of KKR Capital Markets LLC (“KCM”), is a participating lender under our revolving credit facility, and has received interest payments of approximately $20,000 for fiscal 2018. As of September 30, 2018, KKR Corporate Lending LLC continued to be a participating lender under the Company’s revolving credit facility.

KCM acted as an underwriter in our IPO and received underwriting discounts and commissions of approximately $5.5 million. KCM also acted as a joint lead arranger and bookrunner in connection with the amendment of our Credit Agreement on August 15, 2018 and received fees in connection therewith of approximately $1.7 million.

Relationship with KKR Capstone

We have utilized and may continue to utilize KKR Capstone Americas LLC and/or its affiliates, or KKR Capstone, a consulting company that works exclusively with KKR & Co.’s portfolio companies for consulting services, and have paid to KKR Capstone related fees and expenses. KKR Capstone is not a subsidiary or affiliate of KKR & Co. KKR Capstone operates under several consulting agreements with KKR & Co. and uses the “KKR” name under license from KKR & Co.

Transactions with Directors and Officers

In addition, we have certain agreements with our directors and officers which are described in the sections entitled “Compensation Discussion and Analysis” and “Director Compensation in Fiscal 2018.”

We have entered into indemnification agreements with our directors and certain officers. These agreements and our amended and restated bylaws require us to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. The indemnification provided under the indemnification agreements is not exclusive of any other indemnity rights. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors and officers, we have been informed that in the opinion of the SEC such indemnification is against public policy and is therefore unenforceable. There is currently no pending material litigation or proceeding involving any of our directors or officers for which indemnification is sought.

In September 2017 the Company loaned Andrew V. Masterman, our Chief Executive Officer, $283,600 to fund certain tax obligations related to the vesting of LP units of Parent L.P. previously granted to Mr. Masterman. The loan bore interest at 1.29% per annum. Mr. Masterman repaid the loan in full in March 2018.

Thomas C. Donnelly, President, Landscape Development, and a family trust of which Mr. Donnelly is a trustee, which we refer to as the Donnelly Family Trust, hold interests in certain limited partnerships and limited liability companies that had owned 11 properties that, prior to the ValleyCrest Acquisition, were leased to ValleyCrest for use as branch offices. Following the ValleyCrest Acquisition, we continued to lease such properties from these entities and use them as branch offices. In connection with such leases, we made rental payments of approximately $1,488,268 for fiscal 2018, of which Mr. Donnelly and the Donnelly Family Trust received, in aggregate, approximately $468,492. In October 2017, we acquired nine such properties for an aggregate purchase price of $15.6 million, of which Mr. Donnelly and the Donnelly Family Trust received, in aggregate, approximately $444,100. Additionally, in connection with such acquisitions we have agreed to purchase a property we had previously leased from a limited liability company, in which Mr. Donnelly and the Donnelly Family Trust hold an interest, for $1.4 million, of which Mr. Donnelly and the Donnelly Family Trust would receive approximately $81,500.

Mr. Donnelly’s son-in-law, Kristopher Kaufman, is employed by the Company as a client sales representative for Development Services. Mr. Kaufman is not directly supervised by Mr. Donnelly and his compensation is commensurate with that of his peers. For fiscal 2018, his total compensation, including salary, commissions and other benefits, totaled approximately $151,062.

Related Persons Transaction Policy

Our Audit Committee Charter provides that the Audit Committee will review and approve all material related party transactions. This policy covers, with certain exceptions set forth in Item 404 of Regulation S-K under the Securities Act, any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which we were or are to be a participant, where the amount involved exceeds $120,000 and a related person had or will have a direct or indirect material interest, including, without limitation, purchases of goods or services by or from the related person or entities in which the related person has a material interest, indebtedness, guarantees of indebtedness and employment by us of a related person.

STOCKHOLDER PROPOSALS FOR THE 2020 ANNUAL MEETING

If any stockholder wishes to propose a matter for consideration at our 2020 Annual Meeting of Stockholders, the proposal should be mailed by certified mail return receipt requested, to our Corporate Secretary at BrightView Holdings, Inc., 401 Plymouth Road, Suite 500, Plymouth Meeting, Pennsylvania 19462. To be eligible under the SEC’s stockholder proposal rule (Rule 14a-8(e) of the Exchange Act) for inclusion in our 2020 Annual Meeting Proxy Statement and form of proxy, a proposal must be received by our Corporate Secretary on or before September 30, 2019. Failure to deliver a proposal in accordance with this procedure may result in it not being deemed timely received.

In addition, our bylaws permit stockholders to nominate directors and present other business for consideration at our Annual Meeting of Stockholders. To make a director nomination or present other business for consideration at the Annual Meeting of Stockholders to be held in 2020, you must submit a timely notice in accordance with the procedures described in our bylaws. To be timely, a stockholder’s notice shall be delivered to the Corporate Secretary at the principal executive offices of our Company not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting. Therefore, to be presented at our Annual Meeting to be held in 2020, such a proposal must be received on or after November 27, 2019, but not later than December 27, 2019. In the event that the date of the Annual Meeting of Stockholders to be held in 2020 is advanced by more than 30 days, or delayed by more than 70 days, from the anniversary date of this year’s Annual Meeting of Stockholders, such notice by the stockholder must be so received no earlier than 120 days prior to the Annual Meeting of Stockholders to be held in 2020 and not later than the later of the 90th day prior to such Annual Meeting of Stockholders to be held in 2020 or ten (10) calendar days following the day on which public announcement of the date of such Annual Meeting is first made. Any such proposal will be considered timely only if it is otherwise in compliance with the requirements set forth in our bylaws. The proxy solicited by the Board for the 2020 Annual Meeting of Stockholders will confer discretionary authority to vote as the proxy holders deem advisable on such stockholder proposals which are considered untimely.

OTHER BUSINESS

The Board does not know of any other matters to be brought before the meeting. If other matters are presented, the proxy holders have discretionary authority to vote all proxies in accordance with their best judgment.

By Order of the Board of Directors,

Jonathan M. Gottsegen

Corporate Secretary

We make available, free of charge on our website, all of our filings that are made electronically with the SEC, including Forms 10-K, 10-Q and 8-K. To access these filings, go to our website (www.brightview.com) and click on “Financials and Filings – SEC Filings” under the “Investors” heading.

Copies of our Annual Report on Form 10-K for the year ended September 30, 2018, including financial statements and schedules thereto, filed with the SEC, are also available without charge to stockholders upon written request addressed to:

Corporate Secretary

BrightView Holdings, Inc.

401 Plymouth Road

Suite 500

Plymouth Meeting, Pennsylvania 19462

ANNUAL MEETING OF STOCKHOLDERS OF

BRIGHTVIEW HOLDINGS, INC.

Tuesday, March 26, 2019

PROXY VOTING INSTRUCTIONS

INTERNET - Access “ www.voteproxy.com ” and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page.

TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.

Vote online/phone until 11:59 PM EST the day before the meeting.

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.

IN PERSON - You may vote your shares in person by attending the Annual Meeting.

GO GREEN - e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access.

COMPANY NUMBER
ACCOUNT NUMBER

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, proxy statement and proxy card are available at - http://www.astproxyportal.com/ast/22262

i        Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.        i

⬛	20630304000000000000 2	032619

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE DIRECTOR NOMINEES,

“FOR” PROPOSALS 2 AND 3 AND “THREE YEARS” ON PROPOSAL 4.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

						FOR	AGAINST	ABSTAIN
1. Election of Directors:			2.	To ratify the appointment of Deloitte & Touche LLP as BrightView Holdings, Inc.’s independent registered public accounting firm for 2019.		☐	☐	☐
☐	FOR ALL NOMINEES	NOMINEES: ¡ JamesR. Abrahamson ¡ ShamitGrover ¡ AndrewV. Masterman ¡ PaulE. Raether ¡ RichardW. Roedel ¡ JoshuaT. Weisenbeck
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES					FOR	AGAINST	ABSTAIN
☐	FOR ALL EXCEPT (See instructions below)		3.	To approve, in a non-binding advisory vote, the compensation paid to the named executive officers.		☐	☐	☐
					1 YEAR	2 YEARS	3 YEARS	ABSTAIN
			4.	To determine, in a non-binding advisory vote, whether a non-binding vote to approve the compensation of the named executive officers should occur every one, two or three years.	☐	☐	☐	☐
INSTRUCTIONS:To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here:🌑

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.		☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

⬛	Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.	⬛

0                         ⬛

BRIGHTVIEW HOLDINGS, INC.

401 Plymouth Road

Suite 500

Plymouth Meeting, Pennsylvania 19462

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Andrew V. Masterman, John A. Feenan and Jonathan M. Gottsegen, and each of them, with full power of substitution and power to act alone, as proxies of the undersigned to vote all the shares of Common Stock which the undersigned would be entitled to vote if personally present and acting at the Annual Meeting of Stockholders of BrightView Holdings, Inc., to be held March 26, 2019 at the DoubleTree Suites, 640 Fountain Road, Plymouth Meeting, Pennsylvania 19462, and at any adjournments or postponements thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted FOR each of the Director Nominees, FOR proposals 2 and 3 and “Three Years” on proposal 4, and at the discretion of the proxies with regard to any other matter that may properly come before the meeting or any adjournment or postponement thereof.

(Continued and to be signed on the reverse side.)

⬛ 1.1	14475 ⬛